Exhibit 10.5

EXECUTION VERSION

FINANCING AGREEMENT

HILCO CAPITAL LP

and

CYBEX INTERNATIONAL, INC.

Dated: July 16, 2003

TABLE OF CONTENTS

		Page

Section 1.	Definitions	1

Section 2.	Conditions Precedent	14

Section 3.	The Loan	19

Section 4.	Accounts	20

Section 5.	Collateral	22

Section 6.	Representations, Warranties and Covenants	26

Section 7.	Fees and Expenses	42

Section 8.	Powers	44

Section 9.	Events of Default and Remedies	45

Section 10.	Expenses; Taxes; Attorneys' Fees	48

Section 11.	Issuance Of Equity Interests To HILCO	49

Section 12.	Miscellaneous	51

EXHIBIT

Exhibit A - Form of Promissory Note

Exhibit B – Form of Warrant

SCHEDULES

Schedule 1 - Collateral Information
Schedule 2 - Litigation
Schedule 3 - ERISA
Schedule 4 - EBITDA Projections (2003)
Schedule 5 – Permitted Affiliate Payments

This Financing Agreement, dated July 16, 2003 (“Agreement” or “Financing Agreement”) is made between HILCO CAPITAL LP, a Delaware limited partnership with offices located at 5 Revere Drive, Suite 510, Northbrook, Illinois 60062 (hereinafter “HILCO”), and CYBEX INTERNATIONAL, INC., a New York corporation with a principal place of business at 10 Trotter Drive, Medway, Massachusetts 02053 (herein the “Company”).

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

Section 1. Definitions. Unless otherwise expressly provided herein, each accounting term used in this Agreement shall have the meaning given it under GAAP applied on a basis consistent with those used in the preparation of financial statements. All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein. The term “including” shall mean “including without limiting the generality of the foregoing,” and unless otherwise specified, the terms “hereof,” “herein” and similar terms shall be references to this Agreement.

“Accounts” shall mean all of the Company’s now existing and future: (a) accounts (as defined in the UCC), and any and all other receivables (whether or not specifically listed on schedules furnished to HILCO), including, without limitation, all accounts created by, or arising from, all of the Company’s sales, leases, rentals of goods or renditions of services to its customers or lessees, including but not limited to, those accounts arising under any of the Company’s trade names or styles, or through any of the Company’s divisions; (b) any and all instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to any of the foregoing or arising therefrom or in connection therewith; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant hereto; (f) guarantees, supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies, awards thereunder and/or rights relating to any of the foregoing; (h) general intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software thereto; (i) notes, deposits or property of account debtors securing the obligations of any such account debtors to the Company; and (j) cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.

“Affiliate” shall mean any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, a specified Person. For the purposes of this Agreement, “Control” means having the power to direct the management and policies of a Person, whether through the ownership of voting securities or beneficial interests, by contract, or otherwise.

“Availability” shall have the meaning specified therefor in the CIT Loan Agreement as in effect on the date hereof.

“Benefit Plan” shall mean a defined benefit plan as defined in Section 3(35) of ERISA (other than a “multiemployer plan,” as such term is defined in ERISA) in respect of which the Company or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Board of Directors” means the board of directors (or comparable managers) of the Company or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Business Day” shall mean any day on which HILCO and LaSalle National Bank are open for business.

“Capital Expenditures” shall mean for any period the aggregate of all expenditures of the Company during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant or equipment or similar fixed asset account reflected in the balance sheet of the Company.

“Capital Lease” shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure in the balance sheet of the Company.

“Change of Control” shall mean that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a percentage of the stock of the Company having the right to vote for the election of members of the Board of Directors which is in excess of the percentage of such stock beneficially owned by UM Holdings, Ltd. and its Affiliates, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) the Company ceases to own, directly or indirectly, and control 100% of the outstanding stock of each of its subsidiaries (other than the Inactive Subsidiaries) existing on the Closing Date, or (d) John Aglialoro ceases for any reason whatsoever (other than as a result of death or disability) to be actively engaged in the management of the Company, or (e) UM Holdings, Ltd. and its Affiliates shall at any time own, in the aggregate, less than 40% of the issued and outstanding voting stock of the Company.

“CIT” shall mean The CIT Group/Business Credit, Inc., a New York corporation, its successors and permitted assigns and any replacement lender under the CIT Loan Agreement.

“CIT Borrowing Base” shall mean the “Borrowing Base”, as such term, and the terms “Domestic Borrowing Base” and “Foreign Borrowing Base”, are defined in the CIT Loan Agreement as in effect on the date hereof.

“CIT Debt” shall mean the Indebtedness of the Company owing to CIT pursuant to the CIT Loan Documents (including, without limitation, all Letters of Credit).

“CIT Loan” shall mean the loans to be made to the Company pursuant to the CIT Loan Agreement.

“CIT Loan Agreement” shall mean the Financing Agreement, dated the date hereof, between CIT and the Company, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or refinanced from time to time in accordance with Section 6.10(e) of this Agreement.

“CIT Loan Documents” shall mean the CIT Loan Agreement and all other documents, instruments, and agreements executed from time to time in connection with the CIT Loan Agreement, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or refinanced from time to time in accordance with Section 6.10(e) of this Agreement.

“Closing Date” shall mean the date that this Financing Agreement has been duly executed by the parties hereto and delivered to HILCO, and all of the conditions precedent set forth in Section 2 are satisfied or waived.

“Collateral” shall mean all assets of the Company, including, without limitation, all present and future Accounts, Equipment, Inventory, Documents of Title, General Intangibles, Real Estate (including Mortgaged Property), pledged stock of the Company’s subsidiaries and Other Collateral.

“Collateral Management Fee” shall have the meaning given in Section 7.2.

“Commitment Fee” shall have the meaning given to such term in Section 7.1.

“Commitment Letter” shall mean the Commitment Letter, dated June 10, 2003, issued by HILCO to, and accepted by, the Company.

“Consolidated Balance Sheet” shall mean a consolidated or compiled, as applicable, balance sheet for the Company and its consolidated subsidiaries, eliminating all inter-company transactions and prepared in accordance with GAAP.

“Consolidating Balance Sheet” shall mean a Consolidated Balance Sheet plus individual balance sheets for the Company and its consolidated subsidiaries, showing all eliminations of inter-company transactions and prepared in accordance with GAAP, and including a balance sheet for the Company exclusively.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of the Company on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of the Company and whose initial assumption of office resulted from such contest or the settlement thereof.

“Copyrights” shall mean all present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, goodwill, any and all general intangibles, intellectual property and rights pertaining thereto, and all cash and non-cash proceeds thereof.

“Current Assets” shall mean those assets of the Company which, in accordance with GAAP, are classified as current.

“Current Liabilities” shall mean those liabilities of the Company which, in accordance with GAAP, are classified as “current”, provided however, that, notwithstanding GAAP, the Revolving Loans (as defined in the CIT Loan Agreement) and the current portion of Permitted Indebtedness shall be considered “current liabilities”.

“Default” shall mean the occurrence of any event which, but for the giving of notice, the lapse of time, or both, would constitute an “Event of Default.”

“Default Rate of Interest” shall mean a rate of interest per annum equal to 2% above the Interest Rate in effect from time to time pursuant to the terms of this Agreement.

“Depository Accounts” shall have the meaning specified therefor in the CIT Loan Agreement as in effect on the date hereof.

“Documents of Title” shall mean all present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto and all cash and non-cash proceeds of the foregoing.

“EBIT” shall mean, in any period, all earnings of the Company for said period before all interest and tax obligations of the Company for said period, determined in accordance with GAAP applied on a consistent basis with the latest audited financial statements of the Company, but excluding the effect of extraordinary or non-reoccurring gains or losses for such period.

“EBITDA” shall mean, in any period, all earnings of the Company for said period before all interest and tax obligations of the Company for said period and all depreciation and amortization expense for said period, determined in accordance with GAAP applied on a consistent basis with the latest audited financial statements of the Company, but excluding the effect of extraordinary or non-reoccurring gains or losses for such period.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of the Company or any of its ERISA Affiliates.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses owned or operated by the Company or any of its subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) onto any facilities which received

Hazardous Materials generated by the Company or any of its subsidiaries or any predecessor in interest.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by the Company or any of its subsidiaries or (ii) any facility which received Hazardous Materials generated by the Company or any of its subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” shall mean all present and hereafter acquired equipment (as defined in the UCC) including, without limitation, all machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds thereof of whatever sort.

“ERISA” shall mean the Employee Retirement Income Security Act or 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

“ERISA Affiliate” shall mean any (i) corporation which is or was at any time a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Company; (ii) partnership or other trade or business (whether or not incorporated) at any time under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Company; and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Company, any corporation described in clause (i) above, or any partnership or trade or business described in clause (ii) above.

“Event(s) of Default” shall have the meaning provided for in Section 9.1.

“Executive Officers” shall mean the Chairman, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice President(s), Senior Vice President(s), Treasurer, Controller and Secretary of the Company.

“Ex-Im Bank” shall mean the Export-Import Bank of the United States.

“Ex-Im Bank Agreement” shall mean the Borrower Agreement between the Company and Ex-Im Bank.

“Ex-IM Bank Documents” shall mean the Ex-IM Bank Guarantee, the Loan Authorization Agreement between CIT and Ex-Im Bank and the Ex-Im Bank Agreement.

“Ex-IM Guarantee” shall mean the guarantee executed by Ex-IM Bank in favor of CIT, together with all amendments, modifications and supplements thereto.

“Existing Lender” shall mean Wachovia Bank, National Association.

“Expense Deposit” shall have the meaning given to such term in Section 6.9.

“Extraordinary Receipts” means any cash received by the Company or any of its subsidiaries not in the ordinary course of business, including, without limitation, (i) foreign, United States, state or local tax refunds in excess of $150,000 in the aggregate during any Fiscal Year, (ii) pension plan reversions, (iii) proceeds of insurance other than any proceeds of insurance subject to the provisions of Section 6.5(b), (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), and (vi) any purchase price adjustment received in connection with any purchase agreement.

“Fair Market Value” shall mean, with respect to Real Estate, the appraised value thereof as determined by an MAI appraisal satisfactory in form and substance to HILCO, and performed by a real estate appraiser licensed in the jurisdiction where the relevant Real Estate is located, and acceptable to HILCO.

“Fiscal Quarter” shall mean, with respect to the Company, each three (3) month period ending on the last Saturday in March, June, and September, and December 31 of each Fiscal Year.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 of each year and ending on the following December 31.

“Fixed Charge Coverage Ratio” shall mean, for any applicable period of computation, the ratio of the following for the Company and its subsidiaries on a consolidated basis determined in accordance with GAAP: (a) EBITDA less non-financed Capital Expenditures for such period, less, without duplication, losses incurred in respect of Lease Support Obligations during such period to (b) Fixed Charges for such period.

“Fixed Charges” shall mean, for any applicable period of computation, the sum of (a) interest expense paid or accrued in respect of any Indebtedness during such period, plus (b) taxes to the extent paid or accrued during or with respect to such period plus (c) regularly scheduled payments of principal paid on Indebtedness (excluding the Revolving Loans (as defined in the CIT Loan Agreement)) during such period.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply, provided that in the event the Company modifies its accounting principles and procedures as applied as of the Closing Date, the Company shall provide such statements of reconciliation as shall be in form and substance acceptable to HILCO.

“General Intangibles” shall mean all present and hereafter acquired general intangibles (as defined in the UCC), and shall include, without limitation, all present and future right, title and interest in and to: (a) all Trademarks, tradenames, corporate names, business names, logos and any other designs or sources of business identities, (b) Patents, together with any improvements on said Patents, utility models, industrial models, and designs, (c) Copyrights, (d) trade secrets, (e) licenses, (f) all applications with respect to the foregoing, (g) all right, title and interest in and to any and all extensions and renewals, (h) goodwill with respect to any of the foregoing, (i) any other forms of similar intellectual property, (j) all customer lists, distribution agreements, supply agreements, blueprints, indemnification rights and tax refunds, together with all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and non-cash proceeds thereof, including, without limitation, the proceeds or royalties of any licensing agreements between the Company and any licensee of any of the Company’s General Intangibles.

“Governmental Authority” shall mean any nation or government, any foreign, Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranties” shall mean the guaranty documents executed and delivered by the Guarantors guaranteeing the Obligations.

“Guarantors” shall mean Cybex Capital Corporation, Tectrix Fitness Equipment, Inc. and Cybex International UK Limited.

“Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Inactive Subsidiary” shall mean Cybex Fitness Gerate Vertriebes GmbH.

“Indebtedness” shall mean, without duplication, all liabilities, contingent or otherwise, which are any of the following: (a) obligations in respect of borrowed money or for the deferred purchase price of property, services or assets, other than Inventory, or (b) lease obligations which, in accordance with GAAP, have been, or which should be capitalized.

“Insurance Proceeds” shall mean proceeds or payments from an insurance carrier with respect to any loss, casualty or damage to Collateral.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated the date hereof, between HILCO and CIT.

“Interest Rate” shall mean the per annum rate of interest equal to the greater of (a) 15.5%, and (b) the Prime Rate plus 11.5%.

“Inventory” shall mean all of the Company’s present and hereafter acquired inventory (as defined in the UCC) and including, without limitation, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same in all stages of production from raw materials through work-in-process to finished goods and all proceeds thereof of whatever kind or nature.

“Investment Property” means the Company’s now owned or hereafter acquired right, title and interest with respect to “investment property” as that term is defined in the UCC, and any and all supporting obligations in respect thereof.

“IRB” shall mean the Massachusetts Industrial Finance Agency Industrial Revenue Bonds – United Medical Corporation Issue - Series 1992 in the original principal amount of $3,779,069.

“IRB Letter of Credit” shall mean the letter of credit issued by Wachovia Bank, National Association on the application of the Company providing credit support for the IRB.

“Lease Support Guarantees” shall have the meaning given to such term in the definition of Permitted Indebtedness.

“Letters of Credit” shall have the meaning given to such term in the CIT Loan Agreement as in effect on the date hereof.

“Lien” means any mortgage, deed of trust, deed to secure debt, lien (statutory or other), pledge, easement, restrictive covenant, hypothecation, assignment, preference, priority,

security interest, or any other encumbrance or charge, or any interest in any of the foregoing, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the UCC or comparable law of any other jurisdiction, domestic or foreign and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the term loan to be made by HILCO to the Company in accordance with the terms and conditions of this Agreement.

“Loan Account” shall mean the account on HILCO’s books, in the Company’s name, in which the Company will be charged with all Obligations under this Financing Agreement.

“Loan Documents” shall mean this Financing Agreement, the Promissory Note, the Mortgages, the Guaranties, the Officer’s Certificate, the Intercreditor Agreement, the Pledge Agreement, the Warrants, the Registration Rights Agreement, the Commitment Letter, and any other documents, instruments and agreements executed from time to time in connection with this Financing Agreement, all as may be renewed, amended, extended, restated, increased or supplemented from time to time.

“Loan Facility Fee” shall have the meaning given to such term in Section 7.1.

“Material Adverse Effect” means a material adverse effect on any of (i) the operations, business, assets, properties, condition (financial or otherwise) or prospects of the Company or the Company and its subsidiaries taken as a whole, (ii) the ability of the Company to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of HILCO under any Loan Document, or (v) the validity, perfection or priority of a Lien in favor of HILCO on any of the Collateral.

“Maturity Date” shall mean July 16, 2006, or such earlier date on which the Loan shall become due and payable in full, whether by acceleration or otherwise.

“Maximum HILCO Amount” shall mean, at any time, an amount equal to the outstanding principal amount of the Loan minus Reserves.

“Mortgages” means each Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing with respect to the Mortgaged Properties to be delivered to HILCO on or before the Closing Date, in form and substance satisfactory to HILCO.

“Mortgaged Property” shall mean the Real Estate located in Owatonna, Minnesota and Medway, Massachusetts, more particularly described in the Mortgages.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Company or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

“Net Income” shall mean with respect to any person and for any period, the aggregate net income (or loss) after taxes of such person for such period, determined in accordance with GAAP consistently applied.

“Obligations” shall mean all loans, advances and extensions of credit made or to be made by HILCO to the Company or to others for the Company’s account, including the Loan; any and all indebtedness, obligations and liabilities which may at any time be owing by the Company to HILCO howsoever arising, whether now in existence or incurred by the Company from time to time hereafter; regardless of whether secured by pledge, lien upon or security interest in any of the Company’s Collateral, assets or property or the assets or property of any other person, firm, entity or corporation; regardless of whether such indebtedness is absolute or contingent, joint and several or individual, matured or unmatured, direct or indirect, or of whether the Company is liable to HILCO for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include indebtedness owing to HILCO by the Company under any Loan Document or under any other agreement or arrangement now or hereafter entered into between the Company and HILCO; indebtedness or obligations incurred by, or imposed on, HILCO as a result of environmental claims arising out of the Company’s operations, premises or waste disposal practices or sites in accordance with paragraph 7.7 hereof; the Company’s liability to HILCO as maker or endorser of any promissory note or other instrument for the payment of money; the Company’s liability to HILCO under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which HILCO may make or issue to others for the Company’s account, including HILCO’s acceptance of drafts or HILCO’s endorsement of notes or other instruments for the Company’s account and benefit.

“Other Collateral” shall mean all now owned and hereafter acquired lockbox, blocked account and any other deposit accounts maintained with any bank or financial institutions into which the proceeds of Collateral (including the Mortgaged Properties) are or may be deposited; all cash and other monies and property in the possession or control of HILCO; all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and all cash and non-cash proceeds of the foregoing.

“Patents” shall mean all of the Company’s present and hereafter acquired patents, patent applications, registrations, any reissues or renewals thereof, licenses, any inventions and improvements claimed thereunder, and all general intangible, intellectual property and patent rights with respect thereto of the Company and all income, royalties, cash and non-cash proceeds thereof.

“Permitted Encumbrances” shall mean: (a) with respect to the Mortgaged Properties, the liens and encumbrances set forth in the Title Insurance Policy, and such other liens and encumberances as HILCO may approve in writing in its sole discretion, (b) with respect to all Collateral other than the Mortgaged Properties, (i) liens existing on the date hereof on specific items of Equipment and other liens expressly permitted, or consented to in writing by HILCO; (ii) Purchase Money Liens; (iii) liens of local or state authorities for franchise or other like Taxes, provided that the aggregate amounts of such liens shall not exceed $100,000.00 in the aggregate at any one time; (iv) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained by the Company in accordance with GAAP; (v) deposits made (and the liens thereon) in the ordinary course of business of the Company (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (c) with respect to all Real Estate other than the Mortgaged Properties, easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate, if applicable, and which in the aggregate (A) do not materially interfere with the occupation, use or enjoyment by the Company in its business of the property so encumbered (B) do not secure obligations for the payment of money, and (C) in the reasonable business judgment of HILCO do not materially and adversely affect the value of such Real Estate; and (d) liens granted to HILCO by the Company; (e) liens of judgment creditors provided such liens do not exceed, in the aggregate, at any time, $50,000.00 (other than liens bonded or insured to the reasonable satisfaction of HILCO); (f) tax liens which are not yet due and payable or which are being diligently contested in good faith by the Company by appropriate proceeding and, in the case of the Mortgaged Properties, in accordance with the provisions of the applicable Mortgage, and which liens are not (x) filed on any public records, (y) with respect to the Mortgage Properties, senior to the liens of HILCO, or (z) for Taxes due the United States of America or any state thereof having similar priority statutes, as further set forth in paragraph 7.6 hereof; and (g) subject to the terms of the Intercreditor Agreement, liens granted in favor of CIT to secure the CIT Debt.

“Permitted Indebtedness” shall mean: (a) subject to the terms of the Intercreditor Agreement, the CIT Debt in an aggregate principal amount not to exceed at any time outstanding, the sum of (i) the lower of (A) $14,000,000 and (B) the aggregate amount of Availability of the Company less $1,500,000, plus $1,250,000 and (ii) $5,000,000 less all principal payments received by CIT with respect to the term loans under the CIT Loan Agreement as in effect on the date hereof, in each case plus interest, fees and expenses payable thereunder; (b) Indebtedness under the IRB, provided that such Indebtedness is not secured by any assets of the Company; (c) current Indebtedness (other than Indebtedness for borrowed money) maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (d) the Indebtedness secured by Purchase Money Liens; (e) Indebtedness arising under this Agreement; (f) deferred Taxes and other expenses incurred in the ordinary course of business; (g) to the extent constituting Indebtedness, guarantees of third-party leases and other third party financing arrangements pertaining to the Company’s products and related matters (the “Lease Support Guarantees”), provided that the maximum liability under all Lease Support Guarantees shall not at any time exceed $6,000,000 in the aggregate; and (h) other Indebtedness existing on the date of execution of this Financing Agreement and listed in the most recent financial statement delivered to HILCO or otherwise disclosed to HILCO in writing prior to the Closing Date.

“Person” shall mean any individual, corporation, Governmental Authority, partnership, limited liability company, unincorporated business association, trust or other entity.

“Pledge Agreement” shall have the meaning given to such term in Section 2.1(m).

“Prime Rate” shall mean the rate of interest per annum announced by LaSalle National Bank from time to time as its prime rate in effect at its principal office in Chicago, Illinois. (The prime rate is not intended to be the lowest rate of interest charged by LaSalle National Bank to its borrowers).

“Promissory Note” shall mean the Promissory Note attached hereto as Exhibit A and made a part hereof.

“Purchase Money Liens” shall mean liens on any item of Equipment acquired after the date of this Financing Agreement provided that (a) each such lien shall attach only to the property to be acquired, (b) a description of the Equipment so acquired is furnished to HILCO, and (c) the debt incurred in connection with such acquisitions shall not exceed, in the aggregate, $50,000.00 in any Fiscal Year.

“Real Estate” shall mean the Company’s fee and/or leasehold interests in real property, including any such real property which has been, or will be, encumbered, mortgaged, pledged or assigned to HILCO or its designee.

“Registration Rights Agreement” means the Registration Rights Agreement, in form and substance satisfactory to HILCO, by and between the Company and HILCO, with respect to the demand and piggy-back registration rights of HILCO with respect to shares of Warrant Stock that HILCO may acquire and the anti-dilution and tag-along provisions applicable thereto.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. § 9601.

“Reserves” shall mean such reserves with respect to the Loan as HILCO determines from time to time in its reasonable discretion based upon the lending practices of HILCO, which reserves may relate to the assets of the Company (other than a reserve established as a result of a decrease in the Fair Market Value of any Mortgaged Property) or any other matter or circumstance deemed appropriate by HILCO in its reasonable discretion based upon the lending practices of HILCO.

“Supplemental Facility Fee” shall have the meaning given to such term in Section 7.1.

“Taxes” shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be due by the Company with respect to its business, operations, Collateral or otherwise.

“Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes the Company or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance reasonably satisfactory to HILCO, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory to HILCO, insuring the Lien created by a Mortgage on terms reasonably satisfactory to HILCO, delivered to HILCO.

“Total Assets” shall mean total assets determined in accordance with GAAP, on a basis consistent with the latest audited financial statements of the Company.

“Total Liabilities” shall mean total liabilities determined in accordance with GAAP, on a basis consistent with the latest audited financial statements of the Company.

“Trade Accounts Receivable” shall mean that portion of the Company’s Accounts which arises from the sale of Inventory or the rendition of services in the ordinary course of the Company’s business.

“Trademarks” shall mean all present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, service marks, prints and labels (on which any of the foregoing may appear), licenses, reissues, renewals, and any other intellectual property and trademark rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all cash and non-cash proceeds thereof.

“Transfer” shall mean any conveyance, transfer, pledge, assignment, hypothecation, refinancing, mortgage, encumbrance, gift, sale, lease (including any amendment, extension, modification, waiver or renewal thereof), Lien, or other disposition, whether direct or indirect, legal or beneficial, by law or otherwise.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that for purposes of the fixture filings contemplated by the Mortgages, the definition of “UCC” contained in each Mortgage shall govern the applicable Mortgaged Property.

“UM Holdings Letter of Credit” shall mean the letter of credit issued by Wachovia Bank, National Association in favor of CIT on the application of UM Holdings Ltd. in the face amount of $1,500,000.00.

“Warrants” shall have the meaning given to such term in Section 11.

“Warrant Stock” shall have the meaning given to such term in the Warrants.

“Working Capital” shall mean Current Assets in excess of Current Liabilities.

“Working Day” shall mean any Business Day on which dealings in foreign currencies and exchanges between banks may be transacted.

Section 2. Conditions Precedent

2.1. The obligation of HILCO to make the Loan hereunder is subject to the satisfaction of, extension of or waiver of, on or prior to, the Closing Date, the following conditions precedent:

(a) Lien Searches. HILCO shall have received tax, judgment and Uniform Commercial Code searches satisfactory to HILCO for all locations presently occupied or used by the Company.

(b) Casualty Insurance. The Company shall have delivered to HILCO evidence satisfactory to HILCO that casualty insurance policies listing HILCO as loss payee or mortgagee, as the case may be, are in full force and effect, all as set forth in Section 6.5 of this Financing Agreement.

(c) UCC Filings. Any financing statements required to be filed in order to create, in favor of HILCO, a first perfected lien and security interest in and to the Collateral, subject, with respect to Collateral other than the Mortgaged Property, only to the security interests granted to CIT under the CIT Loan Documents, and subject to the Permitted Encumbrances, shall have been properly filed in each office in each jurisdiction required in order to create in favor of HILCO a perfected lien on the Collateral. HILCO shall have received acknowledgment copies of all such filings (or, in lieu thereof, HILCO shall have received other evidence satisfactory to HILCO that all such filings have been made) and HILCO shall have received evidence that all necessary filing fees and all taxes or other expenses related to such filings have been paid in full.

(d) Board Resolution. HILCO shall have received a copy of the resolutions of the Board of Directors of the Company and each Guarantor authorizing the execution, delivery and performance of (i) this Financing Agreement, (ii) the Guaranties, and (iii) any related agreements, in each case certified by the Secretary, Assistant Secretary or other senior authorized officer of the Company and the Guarantors (as the case may be) as of the date hereof, together with a certificate of the Secretary, Assistant Secretary or other senior authorized officer of the Company and the Guarantors (as the case may be) as to the incumbency and signature of the officers of the Company and/or the Guarantors executing such Loan Documents and any certificate or other documents to be delivered by them pursuant hereto, together with evidence of the incumbency of such Secretary, Assistant Secretary or other senior authorized officer.

(e) Corporate Organization. HILCO shall have received (i) a copy of the Certificate of Incorporation of the Company and the Guarantors certified by the Secretary of State of the state of its incorporation, and (ii) a copy of the By-Laws of the Company certified by the Secretary, Assistant Secretary or other senior authorized officer thereof, all as amended through the date hereof.

(f) Officer’s Certificate. HILCO shall have received an executed Officer’s Certificate of the Company, satisfactory in form and substance to HILCO, certifying that (i) the representations and warranties contained herein are true and correct in all material respects on and as of the Closing Date; (ii) the Company is in compliance with all of the terms and provisions set forth herein; and (iii) no Default or Event of Default has occurred.

(g) Opinions. Counsel for the Company and the Guarantors shall have delivered to HILCO opinions satisfactory to HILCO.

(h) Legal Restraints/Litigation. As of the Closing Date, there shall be no (x) litigation, investigation or proceeding (judicial or administrative) pending or threatened against the Company or the Guarantors or their assets, by any Governmental Authority arising out of this Financing Agreement, (y) injunction, writ or restraining order restraining or prohibiting the financing arrangements contemplated under this Financing Agreement or (z) suit, action, investigation or proceeding (judicial or administrative) pending against the Company or the Guarantors or their assets, which, in the judgment of HILCO, if adversely determined, could have a Material Adverse Effect.

(i) Guaranties. The Guarantors shall have executed and delivered to HILCO guaranties, in form acceptable to HILCO, guaranteeing all present and future Obligations of the Company.

(j) [intentionally omitted]

(k) Intercreditor Agreement. CIT and HILCO shall have entered into the Intercreditor Agreement.

(l) Cash Budget Projections. HILCO shall have received, reviewed and been satisfied with a twelve (12) month cash budget projection prepared by the Company on the form provided by HILCO.

(m) Pledge Agreement. The Company shall (i) execute and deliver to HILCO a pledge and security agreement (a “Pledge Agreement”) pledging to HILCO as additional collateral for the Obligations of the Company 100% of the stock of each Guarantor and, (ii) deliver to HILCO copies of the original stock certificates evidencing such stock, together with copies of the duly executed stock powers (undated and in-blank) with respect thereto, provided that the originals of such stock certificates and stock powers shall have been delivered to CIT in accordance with the terms and provisions of the CIT Loan Documents, all in form and substance satisfactory to HILCO.

(n) Additional Documents. The Company shall have executed and delivered to HILCO all Loan Documents necessary to consummate the lending arrangement contemplated between the Company and HILCO.

(o) Disbursement Authorization. The Company shall have delivered to HILCO all information necessary for HILCO to issue wire transfer instructions on behalf of the Company for the Loan, including disbursement authorizations in form acceptable to HILCO.

(p) Examination & Verification. HILCO shall have completed, to its satisfaction, an examination and verification of the Accounts, Inventory, books and records of the Company which examination shall indicate that, after giving effect to the Loan, the CIT Loan and the payment of all financing fees and expenses related to this Agreement and the transactions contemplated herein, in each case, to be made on the Closing Date, (i) Availability shall not be less than $4,500,000.00, as evidenced by the Borrowing Base certificate delivered by the Company to HILCO on the Closing Date, which shall be in the same form as delivered to CIT on the Closing Date and (ii) all debts and obligations of the Company shall be current, and all payables shall, at such time, be handled in the normal course of the Company’s business and consistent with their past practice. The Company shall deliver to HILCO a certificate of the chief financial officer of the Company certifying as to the matters set forth in clauses (i) and (ii) above and containing the calculation of Availability.

(q) Depository Accounts. The Company shall have established a system of lockbox and bank accounts with respect to the collection of Accounts and the deposit of proceeds of Collateral as shall be acceptable to CIT in all respects. Such accounts shall be subject to three party agreements (between the Company, CIT and the depository bank), which shall be in form and substance satisfactory to CIT.

(r) Existing Revolving Credit Agreement. (i) The Company’s existing credit agreement with the Existing Lender shall be terminated, (ii) all loans and obligations of the Company and/or the Guarantors thereunder (other than the Company’s reimbursement obligations with respect to the IRB Letter of Credit) shall be paid or satisfied in full, including through utilization of the proceeds of the Loans to be made under this Financing Agreement, (iii) all liens or security interests in favor of the Existing Lender on the Collateral and otherwise in connection therewith shall be terminated and/or released upon such payment, and (iv) the Company shall have delivered to HILCO a copy of the Termination Agreement, dated the date hereof, duly executed by the Company, the Existing Lender and CIT.

(s) Mortgages/Deeds of Trust. The Company shall have executed and delivered the Mortgages to HILCO.

(t) Title Insurance Policies. HILCO shall have received, in respect of each Mortgaged Property, a commitment for the Title Insurance Policy. HILCO shall also have received evidence that all premiums in respect of such Title Insurance Policies have been paid and that all charges for mortgage recording taxes, if any, shall have been paid.

(u) Surveys. HILCO and the title insurance company issuing each Title Insurance Policy referred to in the immediately preceding paragraph shall have received maps or plats of a perimeter or boundary of the site of each of the properties covered by the mortgages or deeds of trust, dated a date satisfactory to HILCO and the relevant title insurance company prepared by an independent professional licensed land surveyor satisfactory to HILCO and the relevant title insurance company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping; and, without limiting the generality of the foregoing, there shall be surveyed and shown on the maps or plats or surveys the following: (i) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines insofar as the foregoing affect the perimeter or boundary of such property; (ii) the lines of streets abutting the sites and width thereof; (iii) all access and other easements appurtenant to the sites or necessary or desirable to use the sites; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the sites, if recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building, structures and improvements on the sites; and (vi) if the site is designated as being on a filed map, a legend relating the survey to said map. Further, the survey shall (x) be certified to HILCO, the Company and the relevant title insurance company and (y) contain a legend reciting as to whether or not the site is located in a flood zone.

(v) Environmental Report. HILCO shall have received environmental audit reports on (i) all of the Company’s leasehold and fee interests, and (ii) the Company’s waste disposal practices. The reports must (x) be satisfactory to HILCO and (y) not disclose or indicate any material liability (real or potential) stemming from the Company’s premises, its operations, its waste disposal practices or waste disposal sites used by Company.

(w) UM Holdings Letter of Credit. The UM Holdings Letter of Credit shall have been delivered to CIT, subject to the terms of the Intercreditor Agreement, and shall be in form and substance reasonably satisfactory to HILCO.

(x) CIT Loan. HILCO shall be satisfied that the Company shall have satisfied all of the conditions to effectiveness of the CIT Loan Agreement, including without limitation, with respect to establishing lockboxes and Depository Accounts.

(y) Opening Balance Sheet. HILCO shall have received an opening balance sheet of the Company as of the Closing Date which shall be in form and substance satisfactory to HILCO.

(z) Warrants. HILCO shall have received the Warrants and the Registration Rights Agreement, all in form and substance satisfactory to HILCO.

(aa) Additional Collateral for IRB Letter of Credit. UM Holdings, Ltd. shall have provided additional collateral for the IRB Letter of Credit and HILCO shall be satisfied with the terms and provisions relating to such additional collateral.

(bb) Ex-Im Bank Guarantee. CIT shall have received the Ex-Im Bank Guarantee duly executed by Ex-Im Bank on terms acceptable to CIT, HILCO and the Company shall have entered into the Ex-Im Bank Agreement with Ex-Im Bank in accordance with the Ex-Im Bank Guarantee.

(cc) Schedules. The Company or its counsel shall provide HILCO with schedules of: (a) any of the Company’s and its subsidiaries (i) Trademarks, (ii) Patents, and (iii) Copyrights, as applicable and all in such detail as to provide appropriate recording information with respect thereto, (b) any tradenames, (c) monthly rental payments for any leased premises or any other premises where any Collateral may be stored or processed, and (d) Permitted Liens, all of the foregoing in form and substance satisfactory to HILCO.

(dd) Commitment Letter. The Company shall have fully complied, to the reasonable satisfaction of HILCO, with all of the terms and conditions of the Commitment Letter.

(ee) Good Standing Certificates. The Company shall have delivered a certificate of the appropriate official(s) of (i) the state of organization of the Company and (ii) Massachusetts and Minnesota, in each case as to the subsistence in good standing of, and, if available, the payment of taxes by, the Company in such states.

(ff) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loan or the conduct of the Company’s business shall have been obtained and shall be in full force and effect.

(gg) Payment of Fees, Etc.. The Company shall have paid on or before the Closing Date all fees, costs, expenses and taxes then payable pursuant to Section 7.

(hh) Representations and Warranties; Absence of Default. The following statements shall be true and correct: (i) the representations and warranties contained herein and in each other Loan Document, certificate or other writing delivered to HILCO pursuant hereto or thereto on or prior to the Closing Date are true and correct on and as of the Closing Date as though made on and as of such date and (ii) no Default or Event of Default shall have occurred and be continuing or result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms and no material adverse change shall have occurred in the financial condition, business, prospects, profits, operations or assets of the Company or the Company’s subsidiaries.

Upon the execution of this Financing Agreement and the disbursement of the Loan hereunder, all of the above Conditions Precedent shall have been deemed satisfied except as otherwise set forth hereinabove or as the Company and HILCO shall otherwise agree in writing.

Section 3. The Loan

3.1. The Company hereby agrees to execute and deliver to HILCO the Promissory Note to evidence the Loan.

3.2. Upon receipt of the Promissory Note, HILCO hereby agrees to extend to the Company the Loan in the principal amount of $11,000,000.

3.3. The Loan shall bear interest and shall be repayable as follows:

(a) as long as no Event of Default has occurred and is continuing, interest on the unpaid principal amount of the Loan shall accrue at the Interest Rate, and shall be payable monthly in arrears on the first Business Day of each month;

(b) to the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, (i) the principal of the Loan (including all capitalized interest added to the principal balance thereof) and (ii) the amount of all other monetary Obligations of the Company under this Agreement and the other Loan Documents shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Default Rate of Interest.

(c) commencing on the date which is one year after the Closing Date, and continuing through but not including the Maturity Date, principal payments of the Loan shall become due and payable in equal monthly installments in the amount of $45,833.33, which payments shall be made monthly on the date provided for the payment of interest hereunder; and

(d) all unpaid principal, interest and other sums due under this Agreement and the other Loan Documents shall be due and payable in full on the Maturity Date.

3.4. Interest shall be calculated based on a 360-day year for the number of days elapsed. HILCO shall be entitled to charge the Company’s Loan Account at the rate provided for herein when due until all Obligations have been paid in full. HILCO’s determination of amounts due hereunder shall be conclusive, absent manifest error.

3.5. Notwithstanding the provisions of Section 3.3 to the contrary, the Loan and all other monetary Obligations under the Agreement shall become immediately due and payable in its entirety upon (a) the occurrence of a Change of Control, and (b) the Transfer of any Mortgaged Property.

3.6. The Company may prepay the Loan at any time, at its option, in whole or in part, provided that together with each such prepayment, the Company shall pay accrued interest on the principal so prepaid to the date of such prepayment, together with all other sums then due and payable on the Loan. Each partial prepayment shall be in multiples of $100,000.

3.7. Upon the receipt by the Company or any of its subsidiaries of any Extraordinary Receipts, the Company shall prepay (i) the CIT Loans constituting term loans and (ii) if the CIT Loans constituting the term loans have been paid in full, the outstanding principal of the Loan in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

3.8. If at any time (x) the outstanding principal amount of the Loan under this Agreement exceeds (y) the Maximum HILCO Amount (the amount by which the amount of clause (x) above exceeds the amount of clause (y) above is hereafter referred to as the “Deficiency”), the Company shall, immediately upon the occurrence of such Deficiency, prepay the principal of the Loan in an amount equal to the Deficiency.

3.9. Each prepayment of the principal balance of the Loan (whether voluntary or mandatory) shall be applied to the installments of principal of the Loan in the inverse order of their maturity.

3.10. The Company will make each payment to HILCO under this Agreement not later than 3:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds. All payments received by HILCO after 3:00 p.m. (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day.

Section 4. Accounts.

4.1. In furtherance of the continuing assignment and security interest in the Company’s Accounts and Inventory, upon the reasonable request of HILCO, the Company will, upon the creation of Accounts and purchase or acquisition of Inventory, execute and deliver to HILCO in such form and manner as HILCO may reasonably require, solely for HILCO’s convenience in maintaining records of Collateral, such confirmatory schedules of Accounts and Inventory as HILCO may reasonably request, including, without limitation, weekly schedules of Accounts and monthly schedules of Inventory, all in form and substance satisfactory to HILCO, and such other appropriate reports designating, identifying and describing the Accounts and Inventory as HILCO may reasonably request, and provided further that HILCO may request any such information more frequently, from time to time, upon its reasonable prior request. In addition, upon HILCO’s request, the Company shall provide HILCO with copies of agreements with, or purchase orders from, the Company’s customers, and copies of invoices to customers, proof of shipment or delivery, access to its computers, electronic media and software programs associated therewith (including any electronic records, contracts and signatures) and such other documentation and information relating to said Accounts and other Collateral as HILCO may reasonably require. Failure to provide HILCO with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. Subject to the terms of the Intercreditor Agreement, the Company hereby authorizes HILCO to regard the Company’s printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Company’s authorized officers or agents.

4.2. The Company hereby represents and warrants that: each Trade Account Receivable is based on an actual and bona fide sale and delivery of Inventory or rendition of services to customers, made by the Company in the ordinary course of its business; the Inventory being sold, and the Trade Accounts Receivable created, are the exclusive property of the Company and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; the invoices evidencing such Trade Accounts Receivable are in the name of the Company; and the customers of the Company have accepted the Inventory or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business with respect to which the Company has complied with the notification requirements of Section 4.4. The Company confirms to HILCO that any and all Taxes or fees relating to its business, its sales, the Accounts or Inventory relating thereto, are its sole responsibility and that same will be paid by the Company when due, subject to Section 6.6, and that none of said Taxes or fees represent a lien on or claim against the Accounts. The Company hereby further represents and warrants that it shall not acquire any Inventory on a consignment basis, nor co-mingle its Inventory with any of its customers or any other person, including pursuant to any bill and hold sale or otherwise, and that its Inventory is marketable to its customers in the ordinary course of business of the Company, except as it may otherwise report in writing to HILCO pursuant to Section 4.5 hereof from time to time. The Company also represents and warrants that it is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization and is qualified in all states where the failure to so qualify would have an adverse effect on the business of the Company or the ability of the Company to enforce collection of Accounts due from customers residing in that state. The Company agrees to maintain such books and records regarding Accounts and Inventory as HILCO may reasonably require and agrees that the books and records of the Company will reflect HILCO’s interest in the Accounts and Inventory. All of the books and records of the Company will be available to HILCO at normal business hours, including any records handled or maintained for the Company by any other company or entity.

4.3. The Company shall comply with all terms and provisions with respect to cash management contained in the CIT Loan Agreement (or any successor or replacement agreement acceptable to HILCO), provided that, if the CIT Loan Agreement shall have been terminated and the Company shall not have entered into a successor or replacement agreement acceptable to HILCO, then the Company shall enter into control agreements, lockbox agreements depository agreements and other similar agreements in form and substance satisfactory to HILCO.

4.4. The Company agrees to notify HILCO: (a) of any matters affecting the value, enforceability or collectibility of any Account and of all customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods, and of any adverse effect in the value of its Inventory, in its weekly and monthly collateral reports (as applicable) provided to HILCO hereunder, in such detail and format as HILCO may reasonably require from time to time and (b) promptly of any such matters which are material, as a whole, to the Accounts and/or the Inventory. The Company agrees to issue credit memoranda promptly (with duplicates to HILCO upon request after the occurrence of an Event of Default) upon accepting returns or granting allowances. Subject to the terms of the Intercreditor Agreement, upon the occurrence of an Event of Default (which is not waived in writing by HILCO) and on notice from HILCO, the Company agrees that all returned, reclaimed or repossessed merchandise or goods shall be set aside by the Company, marked with HILCO’s name (as secured party) and held by the Company for HILCO’s account.

4.5. HILCO shall maintain a Loan Account on its books in which the Company will be charged with all loans and advances made by HILCO to it or for its account, and with any other Obligations, including any and all costs, expenses and reasonable attorney’s fees which HILCO may incur in connection with the exercise by or for HILCO of any of the rights or powers herein conferred upon HILCO, or in the prosecution or defense of any action or proceeding to enforce or protect any rights of HILCO in connection with this Financing Agreement, the other Loan Documents or the Collateral, or any Obligations owing by the Company. The Company will be credited with all amounts received by HILCO from the Company or from others for the Company’s account, and such amounts will be applied to payment of the Obligations as set forth herein. In no event shall prior recourse to any security granted to or by the Company be a prerequisite to HILCO’s right to demand payment of any Obligation. Further, it is understood that HILCO shall have no obligation whatsoever to perform in any respect any of the Company’s contracts or obligations.

4.6. After the end of each month, HILCO shall promptly send the Company a statement showing the accounting for the charges, loans, advances and other transactions occurring between HILCO and the Company during that month. The monthly statements shall be deemed correct and binding upon the Company and shall constitute an account stated between the Company and HILCO unless HILCO receives a written statement of the exceptions within thirty (30) days of the date of the monthly statement.

Section 5. Collateral

5.1. As security for the prompt payment in full of all Obligations, the Company hereby pledges and grants to HILCO a continuing general lien upon, and security interest in, all of its assets, including without limitation, all of its:

(a) Accounts;

(b) Inventory;

(c) General Intangibles;

(d) Documents of Title;

(e) Other Collateral;

(f) Investment Property;

(g) Equipment; and

(h) Real Estate.

5.2. The security interests granted hereunder shall extend and attach to:

(a) All Collateral which is presently in existence and which is owned by the Company or in which the Company has any interest, whether held by the Company or others for its account, and, if any Collateral is Equipment, whether the Company’s interest in such Equipment is as owner, finance lessee or conditional vendee;

(b) All Equipment, whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, molds, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with, or attached to, the Equipment; and

(c) All Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either HILCO or the Company from the Company’s customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by the Company, or to the sale, promotion or shipment thereof.

5.3. The Company agrees to safeguard, protect and hold all Inventory for HILCO’s account and make no disposition thereof except in the ordinary course of its business of the Company, as herein provided. The Company represents and warrants that Inventory will be sold and shipped by the Company to its customers only in the ordinary course of the Company’s business, and then only on open account and on terms currently being extended by the Company to its customers, provided that, absent the prior written consent of HILCO, the Company shall not sell Inventory on a consignment basis nor retain any lien or security interest in any sold Inventory. Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest in the Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Trade Accounts Receivable, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition. As to any such sale, exchange or other disposition, HILCO shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. The Company hereby agrees, subject to the terms of the Intercreditor Agreement, to immediately forward any and all proceeds of Collateral to the Deposit Account, and to hold any such proceeds (including any notes and instruments), in trust for HILCO pending delivery to HILCO. Irrespective of HILCO’s perfection status in any and all of the General Intangibles, including, without limitations, any Trademarks, Copyrights or licenses with respect thereto, the Company hereby irrevocably grants HILCO a royalty free license to sell, or otherwise dispose or transfer, in accordance with Section 9.3 of this Financing Agreement, and the applicable terms hereof, of any of the Inventory upon the occurrence of an Event of Default which has not been waived in writing by HILCO.

5.4. The Company agrees at its own cost and expense to keep the Equipment in as good and substantial repair and condition as the same is now or at the time the lien and security interest granted herein shall attach thereto, reasonable wear and tear excepted, making any and all repairs and replacements when and where necessary. The Company also agrees to safeguard, protect and hold all Equipment in accordance with the terms hereof and subject to HILCO’s security interest. Absent HILCO’s prior written consent, any sale, exchange or other disposition of any Equipment shall be made by the Company in the ordinary course of business and as set forth herein. The Company may, in the ordinary course of its business, sell, exchange or otherwise dispose of obsolete or surplus Equipment provided, however, that (a) the then value of the Equipment so disposed of in any Fiscal Year does not exceed $250,000 in the aggregate and (b) the proceeds of any such sales or dispositions shall be held in trust by the Company for HILCO and shall be immediately delivered to HILCO by deposit to the Depository Account, except that the Company may retain and use such proceeds to purchase forthwith replacement Equipment which the Company determines in its reasonable business judgment to have a collateral value at least equal to the Equipment so disposed of or sold, provided, however, that the aforesaid right shall automatically cease upon the occurrence of a Default or an Event of Default which is not waived in writing by HILCO. Upon the sale, exchange, or other disposition of the Equipment, as herein provided, the security interest provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Accounts, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sales, exchange or disposition. As to any such sale, exchange or other disposition, HILCO shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.

5.5. The rights and security interests granted to HILCO hereunder are to continue in full force and effect, notwithstanding the termination of this Financing Agreement until the final payment in full to HILCO of all Obligations and the termination of this Financing Agreement. Any delay, or omission by HILCO to exercise any right hereunder shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver shall be in writing and signed by HILCO. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

5.6. Notwithstanding HILCO’s security interest in the Collateral and to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other person, HILCO shall have the right in its sole discretion to determine which rights, liens, security interests or remedies HILCO shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of HILCO’s rights hereunder.

5.7. Any balances to the credit of the Company and any other property or assets of the Company in the possession or control of HILCO may be held by HILCO as security for any Obligations and applied in whole or partial satisfaction of such Obligations when due. The liens and security interests granted herein, and any other lien or security interest HILCO may have in any other assets of the Company, shall secure payment and performance of all now existing and future Obligations. HILCO may in its discretion charge any or all of the Obligations to the Loan Account when due.

5.8. The Company possess all General Intangibles and rights thereto necessary to conduct its business as conducted as of the Closing Date and the Company shall maintain its rights in, and the value of, the foregoing in the ordinary course of its business, including, without limitation, by making timely payment with respect to any applicable licensed rights. The Company shall deliver to HILCO, and/or shall cause the appropriate party to deliver to HILCO, from time to time such pledge or security agreements with respect to General Intangibles (now or hereafter acquired) of the Company and its subsidiaries as HILCO shall require to obtain valid first liens thereon. In furtherance of the foregoing, the Company shall provide timely notice to HILCO of any additional Patents, Trademarks, tradenames, service marks, Copyrights, brand names, trade names, logos and other trade designations acquired or applied for subsequent to the Closing Date and the Company shall execute such documentation as HILCO may reasonably require to obtain and perfect its lien thereon. Subject to the terms of the Intercreditor Agreement, the Company hereby confirms that it shall deliver, or cause to be delivered, any pledged stock issued subsequent to the Closing Date to HILCO in accordance with the applicable terms of the Pledge Agreement and prior to such delivery, shall hold any such stock in trust for HILCO. Subject to the terms of the Intercreditor Agreement, the Company hereby irrevocably grants to HILCO a royalty-free, non-exclusive license in the General Intangibles, including tradenames, Trademarks, Copyrights, Patents, licenses, and any other proprietary and intellectual property rights and any and all right, title and interest in any of the foregoing, for the sole purpose, upon the occurrence of an Event of Default, of the right to: (i) advertise for sale and sell or transfer any Inventory bearing any of the General Intangibles, and (ii) make, assemble, prepare for sale or complete, or cause others to do so, any applicable raw materials or Inventory bearing any of the General Intangibles, including use of the Equipment and Real Estate for the purpose of completing the manufacture of unfinished goods, raw materials or work-in-process comprising Inventory, and apply the proceeds thereof to the Obligations hereunder, all as further set forth in this Financing Agreement and irrespective of HILCO’s lien and perfection in any General Intangibles.

5.9. This Financing Agreement and the obligation of the Company to perform all of its covenants and obligations hereunder are further secured by mortgage(s), deed(s) of trust or assignment(s) on the Real Estate.

5.10. The Company shall give to HILCO from time to time such mortgage(s), deed(s) of trust or assignment(s) on the Real Estate or real estate acquired after the date hereof as HILCO shall require to obtain a valid first Lien thereon subject only to those exceptions of title as set forth in future title insurance policies that are satisfactory to HILCO.

5.11. As additional credit support for the CIT Debt, the Company agrees to provide the UM Holdings Letter of Credit to CIT, subject to the terms of the Intercreditor Agreement, on the Closing Date. If the CIT Debt is paid in full, subject to the terms of the Intercreditor Agreement, such Letter of Credit will be assigned to HILCO as additional support for the Obligations. HILCO understands that CIT will release the UM Holdings Letter of Credit within thirty (30) days of CIT’s receipt of the Company’s annual audited financial statements for the fiscal year ending December 31, 2003 provided the following conditions are satisfied to the reasonable satisfaction of CIT:

(i) no Default or Event of Default has occurred prior to the receipt by CIT of such audited financial statements or is indicated on such financial statements;

(ii) the Company has met or has exceeded its forecasted projections for EBITDA for the fiscal quarters ending June 30, 2003, September 30, 2003 and December 31, 2003 (as such projections are set forth on Schedule 4 attached hereto);

(iii) the Company has maintained a liquidity position satisfactory to CIT at all times prior to the receipt by CIT of such audited financial statements; and

(iv) CIT is otherwise reasonably satisfied with the financial condition and prospects of the Company.

Section 6. Representations, Warranties and Covenants

6.1. The Company hereby warrants, represents and covenants that: (a) the fair value of the Total Assets exceeds the book value of the Total Liabilities; (b) the Company is generally able to pay its debts as they become due and payable; and (c) the Company does not have unreasonably small capital to carry on its business as it is currently conducted absent extraordinary and unforeseen circumstances. The Company further warrants and represents that: (i) Schedule 1 hereto correctly and completely sets forth the Company’s (A) chief executive office, (B) Collateral locations, (C) tradenames , and (D) all the other information listed on said Schedule; (ii) except for the Permitted Encumbrances, after filing of financing statements in the applicable filing clerks office at the locations set forth in Schedule 1, this Financing Agreement creates a valid, perfected and first priority security interest in the Collateral and the security interests granted herein constitute and shall at all times constitute the first and only liens on the Collateral; (iii), except for the Permitted Encumbrances, the Company is, or will be, at the time additional Collateral is acquired by it, the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; (iv) the Company will, at its expense, forever warrant and, at HILCO’s request, defend the same from any and all claims and demands of any other person other than a holder of a Permitted Encumbrance; (v) the Company will not grant, create or permit to exist, any lien upon, or security interest in, the Collateral, or any proceeds thereof, in favor of any other person other than the holders of the Permitted Encumbrances; and that the Equipment does not comprise a part of the Inventory of the Company, and (vi) the Equipment is and will only be used by the Company in its business and will not be held for sale or lease, or removed from its premises, or otherwise disposed of by the Company except as otherwise permitted in this Financing Agreement.

6.2. The Company agrees to maintain books and records pertaining to the Collateral in accordance with GAAP and in such additional detail, form and scope as HILCO shall reasonably require. The Company agrees that HILCO or its agents may enter upon the Company’s premises at any time during normal business hours, and from time to time in its reasonable business judgement, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives. In furtherance of the foregoing, the Company hereby authorizes its independent accountants, and the independent accountants of each of its subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of HILCO in accordance with this Section 6.2. The Company agrees to afford HILCO thirty (30) days prior written notice of any change in the location of any Collateral, other than to locations, that as of the Closing Date, are known to HILCO and at which HILCO has filed financing statements and otherwise fully perfected its liens thereon. The Company is also to advise HILCO promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or on the security interests granted to HILCO therein.

6.3. The Company agrees to: (a) execute and deliver to HILCO, from time to time, solely for HILCO’s convenience in maintaining a record of the Collateral, such written statements, and schedules as HILCO may reasonably require, designating, identifying or describing the Collateral; and (b) provide HILCO, on request, with an appraisal of the Inventory which appraisal shall be at the Company’s expense and otherwise acceptable to HILCO. The Company’s failure, however, to promptly give HILCO such statements, or schedules shall not affect, diminish, modify or otherwise limit HILCO’s security interests in the Collateral.

6.4. The Company agrees to comply with the requirements of all state and federal laws in order to grant to HILCO valid and perfected first security interests in the Collateral, subject only to the Permitted Encumbrances. HILCO is hereby authorized by the Company to file (including pursuant to the applicable terms of the UCC) from time to time any financing statements, continuations or amendments covering the Collateral whether or not the Company’s signature appears thereon. The Company hereby consents to and ratifies any and all execution and/or filing of financing statements on or prior to the Closing Date by HILCO. The Company agrees to do whatever HILCO may reasonably request, from time to time, by way of: filing notices of liens, financing statements, amendments, renewals and continuations thereof; cooperating with HILCO’s agents and employees; keeping Collateral records; transferring proceeds of Collateral to HILCO’s possession; and performing such further acts as HILCO may reasonably require in order to effect the purposes of this Financing Agreement.

6.5. (a) (i) The Company agrees to maintain, until the termination of this Financing Agreement, insurance on the Real Estate, Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to HILCO. All policies covering the Real Estate, Equipment and Inventory are, subject to the rights of any holders of Permitted Encumbrances holding claims with respect to the Equipment and Inventory that are senior to HILCO, to be made payable to HILCO, and its successors and assigns, in case of loss, under a standard non-contributory “mortgagee”, “lender” or “secured party” clause and are to contain such other provisions, be in such form, and with such insurers as HILCO may require to fully protect HILCO’s interest in the Real Estate, Inventory and Equipment and to any payments to be made under such policies.

(ii) Without limiting the generality of the foregoing, until the termination of this Financing Agreement, the Company shall maintain or cause to be maintained the following policies of insurance with respect to the Mortgaged Property:

(A) Casualty (property) insurance against loss or damage by fire, lightning and such other perils as are included in a standard “special form” policy (formerly known as an “all-risk” endorsement policy), and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy, including, without limitation, riot and civil commotion, terrorist actions, vandalism, malicious mischief, burglary and theft, in an amount equal to the greater of (1) the then full replacement cost of the improvements, without deduction for physical depreciation and (2) such amount that the insurer would not deem the Company a co-insurer under said policies. The policies of insurance required under this Section shall contain a “Replacement Cost” endorsement with a waiver of depreciation and an “Agreed Amount” or “No Coinsurance” endorsement and shall have a deductible no greater than $10,000.00.

(B) Commercial General Liability insurance and coverages for broad form property damage, contractual damages and personal injuries (including death resulting therefrom) and containing minimum limits per occurrence of $1,000,000 and $2,000,000 in the aggregate for any policy year and having no deductible.

(C) Insurance against loss or damage from (1) leakage of sprinkler systems and (2) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed on the improvements (without exclusion for explosions).

(D) Flood insurance if any part of the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards as may be agreed to by HILCO in writing.

(E) If the Mortgaged Property is or ever becomes non-conforming with respect to zoning, ordinance or law coverage to compensate for loss of value or property resulting from operation of law and the cost of demolition and the increased cost of construction in such amounts as may be requested by HILCO.

(F) Insurance covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the improvements, in an amount equal to one hundred percent (100%) of the full replacement cost of the improvements, which policies shall insure against physical damage to and loss of occupancy and use of the Improvements arising out of an accident or breakdown covered thereunder; and

(G) During the period of any construction on the Mortgaged Property or renovation or alteration of the Improvements, a so-called “Builder’s All-Risk Completed Value” or “Course of Construction” insurance policy in non-reporting form for any improvements under construction, renovation or alteration in an amount approved by HILCO and worker’s compensation insurance covering all persons engaged in such construction, renovation or alteration.

All original policies or true copies thereof are to be delivered to HILCO, premium prepaid, with the aforementioned clauses and provisions in HILCO’s favor, and shall provide for not less than thirty (30) days prior written notice to HILCO of the exercise of any right of cancellation.

(iii) At the Company’s request, or if the Company fails to maintain such insurance, HILCO may arrange for such insurance, but at the Company’s expense and without any responsibility on HILCO’s part for: obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence of an Event of Default which is not waived in writing by HILCO, HILCO shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to HILCO, have the sole right, in the name of HILCO or the Company, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(b) (i) In the event of any loss or damage by fire or other casualty, insurance proceeds relating to Inventory and Equipment (other than fixtures secured by the Mortgages, as to which the provisions of this Agreement relating to the Mortgaged Properties shall apply) shall first reduce the CIT Loan (provided that in the case of insurance proceeds relating to Equipment, such proceeds must first reduce the CIT Loan consisting of term loans), and then the Loan, subject to the provisions of the Intercreditor Agreement.

(ii) In the event any part of the Mortgaged Property is damaged by fire or other casualty and the Insurance Proceeds for such damage or other casualty are (x) less than or equal to $250,000, then as long as no Default exists (other than a Default which was caused by the damage due to such fire or other casualty) the Company shall be entitled to apply such proceeds to restore such damage, subject to HILCO’s approval and required for the disbursement of such proceeds and subject to any requirement for a deficiency deposit as set forth in Section 6.5(b)(iv), or (y) more than $250,000, HILCO may, in its discretion, apply such proceeds to repay all or a portion of the Obligations in such manner and such order as HILCO may elect.

(iii) As long as no Event of Default exists, the Company has sufficient business interruption insurance to replace the lost profits of any of the Company’s facilities, and the Insurance Proceeds are in excess of $100,000, the Company may elect (by delivering written notice to HILCO) to replace, repair or restore Real Estate other than any Mortgaged Property (as to which Section 6.5(b)(ii) shall govern) to substantially the equivalent condition prior to such fire or other casualty as set forth herein. If the Company does not, or cannot, elect to use the Insurance Proceeds as set forth above, HILCO may, subject to the rights of CIT under the Intercreditor Agreement, apply the Insurance Proceeds to the payment of the Obligations in such manner and in such order as HILCO may elect.

(iv) Prior to the commencement of any material restoration, repair or replacement of Real Estate (including repair of any damage caused by fire or casualty), the Company shall provide HILCO with a restoration plan and a total budget certified by an independent third party experienced in construction costing, such third party to be acceptable to HILCO. If there are insufficient Insurance Proceeds to cover the cost of repair, replacement of restoration as so determined, the Company shall be responsible for the amount of any such insufficiency, and prior to the commencement of restoration shall deposit with HILCO the amount of such insufficiency, as determined by HILCO. Completion of repair, replacement or restoration shall be evidenced by a final, unqualified certification of the design architect employed, if any; final waivers of all mechanics’ liens; an unconditional Certificate of Occupancy, if applicable; such other certification as may be required by law; or if none of the above is applicable, a written good faith determination of completion by the Company (herein collectively the “Completion”). Upon Completion, HILCO will release any remaining deposit established hereunder. HILCO shall have the right to disburse the Insurance Proceeds and any deficiency deposit through the relevant title insurance company against monthly lien waivers, title date downs and other standard disbursement procedures for construction loans.

(c) In the event the Company fails to provide HILCO with timely evidence, acceptable to HILCO, of its maintenance of insurance coverage required pursuant to Section 6.5(a) above, HILCO may purchase, at the Company’s expense, insurance to protect HILCO’s interests in the Collateral. The insurance acquired by HILCO may, but need not, protect the Company’s interest in the Collateral, and therefore such insurance may not pay claims which the Company may have with respect to the Collateral or pay any claim which may be made against the Company in connection with the Collateral. In the event HILCO purchases, obtains or acquires insurance covering all or any portion of the Collateral, the Company shall be responsible for all of the applicable costs of such insurance, including premiums, interest (at the Interest Rate) fees and any other charges with respect thereto, until the effective date of the cancellation or the expiration of such insurance. HILCO may charge all of such premiums, fees, costs, interest and other charges to the Company’s Loan Account. The Company hereby acknowledges that the costs of the premiums of any insurance acquired by HILCO may exceed the costs of insurance which the Company may be able to purchase on its own. In the event that HILCO purchases such insurance, HILCO will notify the Company of said purchase within thirty (30) days of the date of such purchase. If, within thirty (30) days of the date of such notice, the Company provides HILCO with proof that the Company had the insurance coverage required pursuant to Section 6.5(a) above (in form and substance satisfactory to HILCO) as of the date on which HILCO purchased insurance and the Company continued at all times to have such insurance, then HILCO agrees to cancel the insurance purchased by HILCO and credit the Company’s Loan Account with the amount of all costs, interest and other charges associated with any insurance purchased by HILCO, including with any amounts previously charged to the Loan Account.

6.6. The Company agrees to pay, when due, all Taxes, including sales taxes, assessments, claims and other charges lawfully levied or assessed upon the Company or the Collateral unless such Taxes are being diligently contested in good faith by the Company by appropriate proceedings and adequate reserves are established in accordance with GAAP. Notwithstanding the foregoing, if any lien shall be filed or claimed thereunder (x) for Taxes due the United States of America or (y) which in HILCO’s opinion might create a valid obligation having priority over the rights granted to HILCO herein (exclusive of Real Estate), such lien shall not be deemed to be a Permitted Encumbrance hereunder and the Company shall immediately pay such tax and remove the lien of record. If the Company fails to do so promptly, then at HILCO’s election, HILCO may (i) create a reserve in such amount as it may deem appropriate in its business judgement, or (ii) upon the occurrence of a Default or Event of Default, imminent risk of seizure, filing of any priority lien, forfeiture, or sale of the Collateral, pay Taxes on the Company’s behalf, and the amount thereof shall be an Obligation secured hereby and due on demand.

6.7. The Company: (a) agrees to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the business or operations of the Company, provided that the Company may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in HILCO’s reasonable opinion, materially and adversely effect HILCO’s rights or priority in the Collateral; (b) agrees to comply with all environmental statutes, acts, rules, regulations or orders as presently existing or as adopted or amended in the future, applicable to the Collateral, the ownership and/or use of its real property and operation of its business, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the business of the Company; and (c) shall not be deemed to have breached any provision of this Section 6.7 if (i) the failure to comply with the requirements of this Section 6.7 resulted from good faith error or innocent omission, (ii) the Company promptly commences and diligently pursues a cure of such breach, and (iii) such failure is cured within (30) days following the Company’s receipt of notice of such failure, or if such cannot in good faith be cured within thirty (30) days, then such breach is cured within a reasonable time frame based upon the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and applicable law.

6.8. Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Company agrees that, unless HILCO shall have otherwise consented in writing, the Company will furnish to HILCO: (a) within one hundred five (105) days after the end of each Fiscal Year of the Company, an audited Consolidated Balance Sheet, with an unaudited Consolidating Balance Sheet attached thereto, as at the close of such year, and statements of profit and loss, cash flow and reconciliation of surplus of the Company and its consolidated subsidiaries for such year, audited (with respect to consolidated financial statements only) by independent public accountants selected by the Company and satisfactory to HILCO; (b) within sixty (60) days after the end of each Fiscal Quarter (i) a Consolidated Balance Sheet and Consolidating Balance Sheet as at the end of such period and statements of profit and loss, cash flow and reconciliation of surplus of the Company and its consolidated subsidiaries, certified by an authorized financial or accounting officer of the Company, and (ii) a detailed report setting forth the amount of all Lease Support Guarantees, the amount of all Lease Support Guarantees entered into during such Fiscal Quarter and the amount of all payments made under Lease Support Guarantees during such Fiscal Quarter; (c) within thirty (30) days after the end of each month a Consolidated Balance Sheet as at the end of such period and statements of profit and loss and statements of cash flow of the Company and all subsidiaries for such period, certified by an authorized financial or accounting officer of the Company; (d) weekly, a copy of the Borrowing Base certificate, in the same form and at the same time as delivered to CIT under the CIT Loan Agreement, provided that any representation and warranty made in favor of CIT in such certificate shall also be made in favor of HILCO, and (e) from time to time, such further information regarding the business affairs and financial condition of the Company and its consolidated subsidiaries as HILCO may reasonably request, including, without limitation (i) the accountant’s management practice letter and (ii) annual cash flow projections in form satisfactory to HILCO. Each financial statement which the Company is required to submit hereunder must be accompanied by an officer’s certificate, signed by the President, Vice President, Controller, or Treasurer, pursuant to which any one such officer must certify that: (x) the financial statement(s) fairly and accurately represent(s) the Company’s financial condition at the end of the particular accounting period, as well as the Company’s operating results during such accounting period, subject to year-end audit adjustments; and (y) during the particular accounting period: (A) there has been no Default or Event of Default under this Financing Agreement, provided, however, that if any such officer has knowledge that any such Default or Event of Default, has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer’s certificate; (B) the Company has not received any notice of cancellation with respect to its property insurance policies; (C) the Company has not received any notice that could result in a material adverse effect on the value of the Collateral taken as a whole; and (D) the exhibits attached to such financial statement(s) constitute detailed calculations showing compliance with all financial covenants contained in this Financing Agreement.

6.9. The Company agrees that upon the occurrence of a Default or Event of Default, upon the request of HILCO, the Company shall pay to HILCO in immediately available funds an expense deposit in the amount of $25,000 (an “Expense Deposit”), which Expense Deposit shall be held by HILCO and may be applied by HILCO to the fees and expenses incurred by HILCO in connection with the exercise of any of its rights under this Financing Agreement, including, without limitation, monitoring the Company’s compliance with the terms of this Financing Agreement and the other Loan Documents and any appraisals, audits, collateral reviews and field examinations conducted by HILCO during the term of this Financing Agreement. In no event shall prior recourse to the Expense Deposit be a prerequisite to HILCO’s right to demand reimbursement for any such fees and expenses. The Expense Deposit will not be segregated and may be commingled with other funds of HILCO and the Company will not be entitled to receive any interest on the Expense Deposit. The unused portion of the Expense Deposit shall be returned to the Company upon the earlier of the Maturity Date or the payment in full in cash of all of the Obligations.

6.10. Until termination of the Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Company agrees that, without the prior written consent of HILCO, except as otherwise herein provided, the Company will not:

(a) Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment, (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Company’s Collateral or any other assets, whether now owned or hereafter acquired, except for the Permitted Encumbrances;

(b) Incur or create any Indebtedness other than the Permitted Indebtedness;

(c) Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its subsidiaries to do any of the foregoing; provided, however, that;

(i) any wholly-owned subsidiary of the Company may be merged into the Company or another wholly-owned subsidiary of the Company, or may consolidate with another wholly-owned subsidiary of the Company, so long as (A) no other provision of this Agreement would be violated thereby, (B) the Company gives HILCO at least 60 days’ prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) HILCO’s rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation and (E) the surviving subsidiary, if any, is joined as a party to a Guaranty and the stock of which subsidiary is the subject of a Pledge Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation; and

(ii) the Company and its subsidiaries may (A) sell Inventory in the ordinary course of business, (B) dispose of obsolete or worn-out equipment in the ordinary course of business, and (C) sell or otherwise dispose of other property or assets (other than the Mortgaged Properties) for cash in an aggregate amount not less than the fair market value of such property or assets, provided that the net cash proceeds of such dispositions in the case of clauses (B) and (C) above, do not exceed $200,000 in the aggregate in any Fiscal Year.

(d) Modify its corporate name, principal place of business, structure, or existence, re-incorporate or re-organize, or enter into or engage in any operation or activity materially different from that presently being conducted by the Company, or purchase or acquire all or substantially all of the capital stock or assets of any corporation or entity, except that the Company may change its corporate name or address, provided that (i) the Company shall give HILCO 30 days prior written notice thereof and (ii) the Company shall execute and deliver, prior to or simultaneously with any such action, any and all documents and agreements requested by HILCO to confirm the continuation and preservation of all security interests and liens granted to HILCO hereunder;

(e) (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its subsidiaries’ Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to HILCO or the issuer of such Indebtedness in any respect, or, in the case of the Term Loans (as defined in the CIT Loan Agreement), amend the due dates or decrease the amounts of any principal payments in respect of the Term Loans (as defined in the CIT Loan Agreement), or (ii) except for the Obligations and the CIT Debt, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”) (provided that prepayments of the Term Loans (as defined in the CIT Loan Agreement) shall not be permitted to be made unless both immediately before and after such prepayment Availability is not less than $2,500,000), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing;

(f) Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except (i) for Lease Support Guarantees to the extent permitted in clause (h) of the definition of Permitted Indebtedness and (ii) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(g) Declare or pay any dividend or distributions of any kind on, or purchase, acquire, redeem or retire, any of the capital stock or equity interest, of any class whatsoever, whether now or hereafter outstanding;

(h) Make any advance or loan to, or any investment in, any firm, entity, person or corporation or purchase or acquire all or substantially all of the stock or assets of any entity, person or corporation;

(i) Pay any management, consulting or other similar fees to any person, corporation or other entity affiliated with the Company (other than payments to any Affiliate described on Schedule 5 hereto);

(j) engage in any business, enter into any transaction, use any securities or take any other action or permit any of its subsidiaries to do any of the foregoing, that would cause it or any of its subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act;

(k) permit the Inactive Subsidiary to (i) have any material operations or conduct any material business, (ii) incur liabilities in an aggregate amount in excess of $50,000, or (iii) own assets with an aggregate fair market value in excess of $50,000;

(l) engage in any sale-lease-back transactions; or

(m) engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.

6.11. Until termination of the Financing Agreement and payment and satisfaction in full of all Obligations hereunder, the Company shall:

(a) maintain in full force and effect the CIT Loan Documents, and comply with all of the terms and provisions thereof;

(b) have for each Fiscal Quarter set forth below the Fixed Charge Coverage Ratio corresponding to such Fiscal Quarter; provided that (v) for the Fiscal Quarter ending September 27, 2003, the Fixed Charge Coverage Ratio shall be calculated for the Fiscal Quarter ending September 27, 2003, (w) for the Fiscal Quarter ending December 31, 2003, the Fixed Charge Coverage Ratio shall be calculated for the two consecutive Fiscal Quarters ending December 31, 2003, (x) for the Fiscal Quarter ending March 27, 2004, the Fixed Charge Coverage Ratio shall be calculated for the three consecutive Fiscal Quarters ending March 27, 2004, (y) for the Fiscal Quarter ending June 26, 2004, the Fixed Charge Coverage Ratio shall be calculated for the four consecutive Fiscal Quarters ending June 26, 2004, and (z) for each Fiscal Quarter thereafter, the Fixed Charge Coverage Ratio shall be calculated for the four consecutive Fiscal Quarters ending at the end of such Fiscal Quarter.

Period		Ratio
(i)	For each Fiscal Quarter ending during the period commencing on the Closing Date through and including June 26, 2004	greater than 1.0 to 1.0

(ii)	For each Fiscal Quarter ending during the period commencing on June 27, 2004 through and including June 25, 2005	greater than 1.1 to 1.0

(iii)	For each Fiscal Quarter ending thereafter	greater than 1.2 to 1.0; and

(c) not contract for, purchase, make expenditures for, lease pursuant to a Capital Lease or otherwise incur obligations with respect to Capital Expenditures (whether subject to a security interest or otherwise) in excess of (i) $2,500,000 during the Fiscal Year ended December 31, 2003, (ii) $3,000,000 during the Fiscal Year ended December 31, 2004, and (iii) $3,500,000 during each Fiscal Year thereafter (computed on a non-cumulative basis).

6.12. The Company agrees to (a) advise HILCO in writing of all expenditures (actual or anticipated) in excess of $150,000.00 from the budgeted amount therefor in any Fiscal Year for (i) environmental clean-up, (ii) environmental compliance or (iii) environmental testing and the impact of said expenses on the Company’s Working Capital, (b) keep any property either owned or operated by it or any of its subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its subsidiaries to comply, in all material respects with Environmental Laws and provide to HILCO any documentation of such compliance which HILCO may reasonably request; (c) provide HILCO written notice within five (5) days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its subsidiaries and take any Remedial Actions required to abate said Release; (d) provide HILCO with written notice within ten (10) days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any property of the Company or any of its subsidiaries; (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against the Company or any of its subsidiaries; and (iii) notice of a violation, citation or other administrative order which could have a Material Adverse Effect and (e) defend, indemnify and hold harmless HILCO and its respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (i) the generation, presence, disposal, Release or threatened Release of any Hazardous Materials on, under, in, originating or emanating from any property at any time owned or operated by the Company or any of its subsidiaries (or its predecessors in interest or title), (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to the presence or Release of such Hazardous Materials, (iii) any request for information, investigation, lawsuit brought or threatened, settlement reached or order by a Governmental Authority relating to the presence or Release of such Hazardous Materials, (iv) any violation of any Environmental Law and/or (v) any Environmental Action filed against HILCO.

6.13. In addition to the Company’s other Obligations under this Agreement, the Company agrees to defend, protect, indemnify and hold harmless HILCO, and all of its respective officers, directors, employees, attorneys, consultants and agents (each an “Indemnified Party”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnified Party, whether prior to or from and after the Closing Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (a) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (b) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (c) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnified Party is a party thereto (collectively, the ”Indemnified Matters”); provided, however, that the Company shall not have any obligation to any Indemnified Party under this Section for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnified Party, as determined by a final judgment of a court of competent jurisdiction. The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnified Parties are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnified Parties. The indemnities set forth in this Section and in Section 6.12 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

6.14. Without the prior written consent of HILCO, the Company agrees that it will not enter into any transaction, including, without limitation, any Transfer of property to or exchange of property with any of its Affiliates (other than transactions between the Company and a Guarantor, provided that the aggregate amount of all loans, advances or other Transfers of assets by the Company to such Guarantor shall not exceed $500,000 in the aggregate), provided that, except as otherwise set forth in this Financing Agreement (including, without limitation in Schedule 5 attached hereto), the Company may enter into sale and service transactions in the ordinary course of its business and pursuant to the reasonable requirements of the Company, and upon standard terms and conditions and fair and reasonable terms, no less favorable to the Company than the Company could obtain in a comparable arms length transaction with an unrelated third party, provided further that no Default or Event of Default exists or will occur hereunder prior to and after giving effect to any such transaction.

6.15. The Company agrees to maintain and preserve, and cause each of its subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its subsidiaries to comply, at all times with the material provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

6.16. The Company agrees to obtain, maintain and preserve, and cause each of its subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.

6.17. The Company agrees to take such action and execute, acknowledge and deliver, and cause each of its subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as HILCO may require from time to time in order (a) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (b) to subject to valid and perfected Liens any of the Collateral or any other property of the Company, (c) to establish and maintain the validity and effectiveness of any of the Loan Documents and, subject to the terms of the Intercreditor Agreement, the validity, perfection and priority of the Liens intended to be created thereby, and (d) to better assure, convey, grant, assign, transfer and confirm unto HILCO the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, the Company (i) authorizes HILCO to execute any such agreements, instruments or other documents in the Company’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes HILCO to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of the Company, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of the Company prior to the date hereof.

6.18. The Company agrees to cause all Indebtedness (other than Indebtedness and obligations described on Schedule 5 attached hereto) and other obligations now or hereafter owed by it to any of its affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to HILCO in accordance with a subordination agreement in form and substance satisfactory to HILCO.

6.19. In order to induce HILCO to enter into this Agreement and to make the Loan, the Company represents and warrants to HILCO that:

(a) Organization and Qualification. The Company (i) is duly organized validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has the corporate or limited liability company (as the case may be) power to own its property and to carry on its business as now conducted and (iii) is duly qualified to do business and is in good standing, in each case in each jurisdiction in which the failure to be so qualified or in good standing would reasonably be expected to have a Material Adverse Effect.

(b) Authorization and Validity. The Company has the corporate or limited liability company (as the case may be) power and authority to execute, deliver and perform its obligations hereunder and under the other Loan Documents to which the Company is a party and all such action has been duly authorized by all necessary corporate proceedings on its part. The Loan Documents to which it is a party have been duly and validly executed and delivered by the Company and constitute valid and legally binding agreements of the Company enforceable in accordance with the respective terms thereof, except, in each case, as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(c) Consents. No authorization, consent, approval, license or exemption (other than such exemptions that exist under applicable law, that are permitted, or that have been obtained) of any person or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is necessary for the valid, delivery or performance by the Company of any Loan Document to which it is a party or for the grant of a security interest in or mortgage on the collateral covered by the Loan Documents, except such matters relating to performance as would ordinarily be done in the ordinary course of business after the date hereof.

(d) Conflicting or Adverse Agreements or Ratifications. Neither the delivery of the Loan Documents nor compliance with the terms and provisions hereof or thereof will be contrary to the provisions of, or constitute a default under (i) the charter or bylaws or operating agreement (as the case may be) of the Company or (ii) any applicable law or any applicable regulation, order, writ, injunction or decree of any court or governmental instrumentality or (iii) any material agreement to which the Company is a party or by which it is bound or to which it is subject.

(e) Title to Assets; Licenses and Permits. The Company has good title to all personal property and good and indefeasible title to or a subsisting leasehold interest in, all realty as reflected as of the date hereof on its books and records as being owned or leased by it after giving effect to the transaction contemplated herein, subject to no liens except Permitted Encumbrances. All of such assets are being maintained by the appropriate person in good working condition in accordance with industry standards.

(f) Litigation. Except as set forth in Schedule 2, no proceedings before any court or Governmental Authority or department are pending against the Company and, to the knowledge of the Company, none have been threatened which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(g) No Defaults. The Company is not in default (i) under any material provisions of any instrument evidencing any Indebtedness or of any agreement relating thereto in such manner as to cause a Material Adverse Effect or (ii) in any respect under or in violation of any order, writ, injunction or decree of any court or governmental instrumentality, in such manner as to cause a Material Adverse Effect or (iii) under any provision of any material contract to which the Company is a party, which default would reasonably be expected to have a Material Adverse Effect. The Company will give HILCO prompt written notice of any event or circumstance that may constitute such a default and, in any event, will provide it upon receipt with copies of all material notices from landlords or other property owners with respect to any business location or operation of the Company.

(h) Investment Company Act. The Company is not an “investment company,” as such term is defined in, or subject to registration under, the Investment Company Act of 1940, as amended.

(i) ERISA. The Company does not maintain or contribute to any Benefit Plan other than those listed on Schedule 3. Each Benefit Plan has been and is being maintained and funded in accordance with its terms and in compliance in all material respects with all provisions of ERISA and the Internal Revenue Code applicable thereto. The Company and each ERISA Affiliate have fulfilled all obligations related to the minimum funding standards of ERISA and the Internal Revenue Code for each Benefit Plan and no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code, has occurred or is reasonably likely to occur, nor do the conditions for imposition of a lien under Section 302(f) of ERISA exist or are reasonably likely to exist, with respect to any Benefit Plan, and neither the Company nor any ERISA Affiliate has incurred any liability (other than routine liability for premiums) under Title IV of ERISA with respect to any Benefit Plan. No event or events have occurred with respect to any Benefit Plan in connection with which the Company, any ERISA Affiliate, or, to the knowledge of the Company, any fiduciary of a Benefit Plan, directly or indirectly, would be subject to any material liability (other than routine liability for premiums, contributions (if required) and, with respect to a Benefit Plan, routine liabilities for benefits), individually or in the aggregate, under ERISA or the Internal Revenue Code.

(j) Environmental Matters. To the best of the Company’s knowledge, the Company (a) possesses all environmental, health and safety licenses, permits, authorizations, registrations, approvals and similar rights necessary under Environmental Laws for the Company to conduct its operations as now being conducted, except where failure to have such licenses, permits, authorizations, registrations, approvals, and similar rights would not reasonably be expected to have a Material Adverse Effect, and (b) each of such licenses, permits, authorizations, registrations, approvals and similar rights is valid and subsisting, in full force and effect and enforceable by the Company, and the Company is in compliance with all terms, conditions or other provisions of such permits, authorizations, regulations, approvals and similar rights except for such failure or noncompliance that, individually or in the aggregate for the Company, would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written notices of any violation or noncompliance with, or remedial obligation under, any Environmental Laws (which violation, non-compliance, or remedial obligation has not been cured or would not reasonably be expected to have a Material Adverse Effect) and there are no writs, injunctions, decrees, orders or judgments outstanding under the Environmental Laws, or lawsuits, claims, proceedings, or, to the knowledge of the Company, investigations or inquiries pending or threatened under Environmental Laws, relating to the ownership, use, condition, maintenance or operation of, or conduct of business related to, any property owned, leased or operated by the Company or other assets of the Company other than those violations, instances of noncompliance, obligations, writs, injunctions, decrees, orders, judgments, lawsuits, claims, proceedings, investigations or inquiries that individually or in the aggregate for the Company, would not reasonably be expected to have a Material Adverse Effect. There are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which the Company has agreed to, assumed or retained, or to the best of the Company’s knowledge by which the Company are adversely affected, by contract or otherwise, except such obligations, undertakings or liabilities as would not reasonably be expected to have a Material Adverse Effect. The Company has not received a written notice or claim to the effect that any of them are or may be liable to any other person as the result of a release or threatened release of a Hazardous Material except such notice or claim that would not reasonably be expected to have a Material Adverse Effect. The Company has complied with all Environmental Laws and the requirements of any permits, licenses or other authorizations issued under any Environmental Laws, except any noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(k) Purpose of Loans. The proceeds of the Loan will be used by the Company to refinance existing Indebtedness and for working capital purposes. None of the proceeds of the Loan will be used directly or indirectly for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U (herein called “margin stock”) or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock, or for any other purpose which might constitute this transaction as a “purpose credit” within the meaning of Regulation U. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or any other Loan Document to violate Regulation U, Regulation X or any other regulation of the Board of Governors or to violate the Securities Exchange Act of 1934.

(l) Insurance. The Company maintains insurance of such types as is usually carried by corporations of established reputation engaged in the same or similar businesses and similarly situated with financially sound, responsible and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdiction in which its operations are carried on) and in such amounts (and with co-insurance and deductibles) as such insurance is usually carried by corporations of established reputation and engaged in the same or similar businesses and similarly situated, but in any event, with respect to improvements to real property and tangible personal property (assuming the subject improvements are in fact replaced or restored), in amounts acceptable to HILCO. The Company does not maintain any formalized self-insurance program with respect to its assets or operations or material risks with respect thereto.

(m) Indebtedness and Contingent Liabilities. Except as disclosed in writing to HILCO, the Company does not have any outstanding Indebtedness (excluding the loans and advances hereunder) or material contractually assumed contingent liabilities other than Permitted Indebtedness.

(n) Security Interests in Favor of HILCO. This Agreement and the other Loan Documents create valid security interest and liens in all of the Collateral described therein in favor of HILCO securing the Obligations and constitute (subject to (i) the filing of financing statements on the date hereof and thereafter from time to time on HILCO’s request therefor and (ii) subject to the terms of the Intercreditor Agreement, delivery of any collateral after the date hereof as provided herein or any other Loan Document) and, except for Permitted Encumbrances, perfected first priority liens and security interests in substantially all of such collateral described therein subject to no liens other than Permitted Encumbrances.

(o) USA Patriot Act. Neither the making of the Loan hereunder (or the extension of any other credit contemplated hereunder) nor the Company’s use of the proceeds thereof will violate Sections 326 and 371 through 377 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56 (also known as the USA Patriot Act) or any enabling legislation or rules, regulations or executive orders relating thereto.

(p) Subsidiaries.

(i) The Inactive Subsidiary does not (A) have any material operations or conduct any material business, or (B) have assets of $50,000 or greater;

(ii) Tectrix Fitness Equipment, Inc. has no assets other than intangible assets associated with its acquisition by the Company; and

(iii) Cybex Capital Corporation has no assets other than a depreciating asset of $350,000, comprised of leases which are in run-down.

(q) Ex-IM Bank. The Company hereby (i) acknowledges that certain letter agreement, dated as of July 16, 2003 (the “Ex-IM Letter Agreement”), by and between CIT and Ex-Im Bank with respect to the subordination by Ex-Im Bank of Ex-Im Bank’s right to seek or receive any proceeds from a liquidation or other exercise of remedies with respect to the Secondary Collateral (as such term is defined, together with all related definitions, in the Ex-IM

Bank Documents) until all obligations owing to HILCO under this Agreement have been paid in full in cash, and (ii) agrees not to take any action inconsistent with the Ex-IM Letter Agreement.

Section 7. Fees and Expenses

7.1. To induce HILCO to enter into this Financing Agreement and to extend the Loan to the Company, the Company shall pay to HILCO (a) a “Loan Facility Fee” equal to 0.75% of the outstanding principal balance of the Loan, payable and calculated with respect to the principal amount which is then outstanding on the date which is the first anniversary of the Closing Date, (b) a “Supplemental Facility Fee” equal to 2.25% of the outstanding principal balance of the Loan, payable and calculated with respect to the principal amount which is outstanding on the date which is the first Business Day occurring 18 months after the Closing Date, and (c) on the Closing Date, the unpaid portion of the “Commitment Fee” in the amount of $125,000 in accordance with the terms of the Commitment Letter (it being acknowledged and agreed that, prior to the date of this Agreement, HILCO has earned and received (x) an underwriting fee in the amount of $25,000 and (y) a portion of the Commitment Fee in the amount of $100,000, in each case in accordance with the terms of the Commitment Letter). Each of the Loan Facility Fee, the Supplemental Facility Fee and the Commitment Fee shall be earned in full, non-refundable and constitute part of the Obligations.

7.2. The Company shall pay to HILCO a “Collateral Management Fee” in an amount equal to $5,000 per month, which fee shall constitute part of the Obligations and be earned in full on the Closing Date and on the first Business Day of each month after the Closing Date until all principal, interest and other sums due under this Agreement and the other Loan Documents shall be paid in full. The Collateral Management Fee shall be payable on the first Business Day of each month following the Closing Date.

7.3. The Company shall pay HILCO’s standard charges and fees for HILCO’s personnel used by HILCO for reviewing the books and records of the Company and for verifying, testing, protecting, safeguarding, preserving or disposing of all or any part of the Collateral (which fees shall be in addition to the Loan Facility Fee, the Supplemental Facility Fee and the Collateral Management Fee), all of which charges and fees shall be part of the Obligations..

7.4. The Company hereby authorizes HILCO to charge the Loan Account with the amount of all payments due hereunder as such payments become due. The Company confirms that any charges which HILCO may so make to the Loan Account as herein provided will be made as an accommodation to the Company and solely at HILCO’s discretion.

7.5. In the event that HILCO or any participant hereunder (or any financial institution which may from time to time become a participant or lender hereunder) shall have determined in the exercise of its reasonable business judgement that subsequent to the Closing Date any change in applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof, or compliance by HILCO or such participant or lender with any new request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on HILCO’s or such participant’s or lender’s capital as a consequence of its obligations with respect to the Loan to a level below that which HILCO or such lender or participant could have achieved but for such adoption, change or compliance (taking into consideration HILCO or such lender or participant’s policies with respect to capital adequacy) by an amount reasonably deemed by HILCO or such lender or participant to be material, then, from time to time, the Company shall pay no later than five (5) days following demand to HILCO or such lender or participant such additional amount or amounts as will compensate HILCO’s or such lender or participant for such reduction. In determining such amount or amounts, HILCO or such lender or participant may use any reasonable averaging or attribution methods. The protection of this Section 7.5 shall be available to HILCO and such lender or participant regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of HILCO or such lender or participant setting forth such amount or amounts as shall be necessary to compensate HILCO or such lender or participant with respect to this Section 7.5 and the calculation thereof when delivered to the Company shall be conclusive on the Company absent manifest error. Notwithstanding anything in this paragraph to the contrary, in the event HILCO or such lender or participant has exercised its rights pursuant to this paragraph, and subsequently determines that the additional amounts paid by the Company in whole or in part exceed the amount which HILCO or lender or such participant actually required pursuant hereto, the excess, if any, shall be returned to the Company by HILCO or such lender or participant, as applicable.

7.6. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by HILCO or any lender or participant with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject HILCO or such lender or participant to any tax of any kind whatsoever with respect to this Financing Agreement or change the basis of taxation of payments to HILCO or such lender or participant of principal, fees, interest or any other amount payable hereunder or under any other documents (except for changes in the rate of tax on the overall net income of HILCO or such lender or participant by the federal government or the jurisdiction in which it maintains its principal office);

(b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by HILCO or such lender or participant by reason of or in respect to this Financing Agreement and the Loan Documents, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on HILCO or such lender or participant any other condition with respect to this Financing Agreement or any other document;

and the result of any of the foregoing is to increase the cost to HILCO or such lender or participant of making, renewing or maintaining its loans hereunder by an amount that HILCO or such lender or participant deems to be material in the exercise of its reasonable business judgment or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans by an amount that HILCO or such lender or participant deems to be material in the exercise of its reasonable business judgement, then, in any case the Company shall pay HILCO and such lender or participant (to the extent applicable), within five (5) days following its demand, such additional cost or such reduction, as the case may be. HILCO or such lender or participant shall certify the amount of such additional cost or reduced amount to the Company and the calculation thereof and such certification shall be conclusive upon the Company absent manifest error. Notwithstanding anything in this paragraph to the contrary, in the event HILCO or such lender or participant has exercised its rights pursuant to this paragraph, and subsequently determines that the additional amounts paid by the Company in whole or in part exceed the amount which HILCO or such lender or participant actually required pursuant hereto, the excess, if any, shall be returned to the Company by HILCO or such lender or participant, as applicable.

7.7. For purposes of Section 7 of this Financing Agreement, any reference to HILCO shall include any financial institution which may become a participant or co-lender on or after the Closing Date.

Section 8. Powers

Subject to the terms of the Intercreditor Agreement, the Company hereby constitutes HILCO, or any Person HILCO may designate or appoint, as its attorney-in-fact, at the Company’s cost and expense, to exercise any or all of the following powers, which power being coupled with an interest, shall be irrevocable until all Obligations shall have been indefeasibly paid in full in cash:

(a) To receive, take, endorse, sign, assign and deliver, all in the name of HILCO or the Company, any and all checks, notes, drafts, and other documents or instruments relating to any of the Collateral, including in connection with Insurance Proceeds;

(b) To receive, open and dispose of all mail addressed to the Company and to notify postal authorities to change the address for delivery thereof to such address as HILCO may designate;

(c) To request from Persons indebted on Accounts at any time, in the name of HILCO information concerning the amounts owing on the Accounts;

(d) To request from Persons indebted on Accounts at any time, in the name of the Company, in the name of certified public accountants designated by HILCO or in the name of HILCO or its designee, information concerning the amounts owing on the Accounts;

(e) To transmit to Persons indebted on Accounts notice of HILCO’s interest therein and to notify Persons indebted on Accounts to make payment directly to HILCO or its designee for the Company’s account; and

(f) To take or bring, in the name of HILCO, its designee or the Company, all steps, actions, suits or proceedings deemed by HILCO necessary or desirable to enforce or effect collection of the Accounts.

Notwithstanding anything hereinabove contained to the contrary, the powers set forth in (b), (c), (e) and (f) above may only be exercised after the occurrence and during the continuation of an Event of Default.

Section 9. Events of Default and Remedies

9.1. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) cessation of the business of the Company or the calling of a meeting of the creditors of the Company for purposes of compromising the debts and obligations of the Company;

(b) the failure by the Company or any Guarantor, or the admission by the Company or any Guarantor in writing of its inability, to pay its debts generally as and when they become due;

(c) (i) commencement of an involuntary case or other proceeding against the Company or any Guarantor which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty days (60) days; or an order for relief against the Company or any Guarantor shall be entered in any such case under the Federal Bankruptcy Code; or (ii) commencement by the Company or any Guarantor of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment or a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or (iii) consent by the Company or any Guarantor to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or (iv) the making by the Company or any Guarantor of a general assignment for the benefit of creditors, or (v) any action by the Company or any Guarantor to authorize or effect any of the foregoing;

(d) breach by the Company of any warranty, representation or covenant contained herein (other than those referred to in sub-paragraph (e) below) or in any other written agreement between the Company and HILCO, provided that such Default by the Company of any of the warranties, representations or covenants referred in this clause (d) shall not be deemed to be an Event of Default unless and until such Default shall remain unremedied to HILCO’s satisfaction for a period of ten (10) days from the date of such breach;

(e) breach by the Company of any warranty, representation or covenant of Section 4.2 hereof (other than the fourth sentence of Section 4.2); Sections 5.3 and 5.4 hereof (other than the first sentence of Section 5.4); Sections 6.1, 6.5, 6.6, and 6.7 through 6.19 hereof;

(f) failure of the Company to make any payment of principal, interest or any other monetary Obligation within two (2) Business Days of the due date thereof;

(g) the Company or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, the Company or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $250,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof the Company or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $250,000;

(h) any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Company by HILCO, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $250,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount);

(i) the occurrence of any default or event of default (after giving effect to any applicable grace or cure periods) under any instrument or agreement evidencing any Indebtedness of the Company having a principal amount in excess of $250,000 (including the CIT Debt); or

(j) the receipt by HILCO of notice from the issuer of the UM Holdings Letter of Credit that such issuer elects not to renew UM Holdings Letter of Credit for an additional one year period and the failure of UM Holdings, Ltd. or the Company, unless the UM Holdings Letter of Credit has been returned to UM Holdings, Ltd. in accordance with the terms of the CIT Loan Agreement, to replace the UM Holdings Letter of Credit with a replacement letter of credit (in form and substance satisfactory to HILCO and issued by an issuer satisfactory to HILCO) no less than 45 days prior to the expiration of the UM Holdings Letter of Credit.

(k) the attempt to Transfer a Mortgaged Property or any part thereof or interest therein without the prior written consent of HILCO;

(l) the payment by the Company of an amount in excess of $1,000,000 in the aggregate during any Fiscal Year under any Lease Support Guaranty; or

(m) the occurrence of an “Event of Default” under any other Loan Document.

9.2. Without notice, upon the occurrence of an Event of Default other than those contained in Section 9.1(b) or (c), at the option of HILCO: (a) all Obligations shall become immediately due and payable in full; (b) HILCO shall be entitled to exercise all rights and remedies available to it under this Agreement, the other Loan Documents, at law and in equity. Immediately upon the occurrence of an Event of Default contained in Section 9.1(b) or (c), the Obligations shall automatically become due and payable in full and HILCO shall be entitled to exercise all rights and remedies available to it under this Agreement, the other Loan Documents, at law and in equity.

9.3. Immediately upon the occurrence of an Event of Default, in addition to the other rights and remedies available under this Agreement, the other Loan Documents, at law and in equity, but subject to the rights of CIT as provided in the Intercreditor Agreement, HILCO may, or may cause its designee to: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including any electronic records, contracts and signatures pertaining thereto), documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or use, at the Company’s expense, such of the Company’s personnel, supplies or space at the Company’s places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Company or HILCO or its designee, and generally shall have all other rights respecting said Accounts, including without limitation the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the Company or HILCO or its designee, (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed Inventory, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at HILCO’s sole option and discretion, and bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Company; (d) foreclose the security interests and liens in the Collateral created herein or by the Loan Documents or take possession of any or all of the Collateral, including any Inventory, Equipment and/or Other Collateral without judicial process, and to enter any premises where any Inventory and Equipment and/or Other Collateral may be located for the purpose of taking possession of or removing the same. HILCO shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of the Company or HILCO or its designee, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as HILCO in its sole discretion may deem advisable, and HILCO or its designee shall have the right to purchase at any such sale by credit bid or otherwise in its sole discretion. If any Inventory, Equipment or Mortgaged Property shall require rebuilding, repairing, maintenance or preparation, HILCO shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the same in such saleable form as HILCO shall deem appropriate. The Company agrees, at the request of HILCO, to assemble the Inventory and Equipment and to make it available to HILCO or its designee at premises of the Company or elsewhere and to make available to HILCO or its designee the premises and facilities of the Company for the purpose of taking possession of, removing or putting the Inventory and Equipment in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from HILCO’s exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including attorneys’ fees and costs) shall be applied by HILCO to the payment of the Obligations, whether due or to become due, in such order as HILCO may elect, and the Company shall remain liable to HILCO for any deficiency, and HILCO in turn agrees to remit to the Company or its successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative. The Company hereby agrees to indemnify, defend and hold harmless HILCO, its co-lenders, participants, agents, equity-holders, officers, directors and representatives (collectively, Indemnified Parties”) from and against any and all costs, expenses (including attorneys’ fees and costs and all cost of enforcement of its rights and remedies, whether in bankruptcy or otherwise), claims and liabilities arising in connection with the exercise of any of such Indemnified Party’s rights, remedies and interests hereunder, including, from any sale or transfer of Collateral, preserving, maintaining or securing the Collateral, defending its interests in Collateral (including pursuant to any claims brought by the Company, the Company as debtor-in-possession, any secured or unsecured creditors of the Company, any trustee or receiver in bankruptcy, or otherwise), provided, however, that the Company shall not be responsible to pay for the costs or expenses of any Indemnified Party to the extent that such costs and expenses were caused by the gross negligence or willful misconduct of such Indemnified Party, as determined by the final, non-appealable decision of a court of competent jurisdiction. The foregoing indemnification shall survive termination of this Financing Agreement until such time as all Obligations (including the foregoing) have been finally and indefeasibly paid in full. In furtherance thereof HILCO may require the Company to establish such reserves for Obligations hereunder (including any contingent Obligations) as it may deem advisable in its reasonable business judgement.

Section 10. Expenses; Taxes; Attorneys’ Fees

The Company will pay on demand, all costs and expenses incurred by or on behalf of HILCO regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for HILCO, accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and any Loan Documents, (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of HILCO’s rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against HILCO by any Person that arises from or relates to this Agreement, any other Loan Document, HILCO’s claims against the Company, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by HILCO, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from the Company, (j) all liabilities and costs arising from or in connection with the past, present or future operations of the Company involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of the Company, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien; or (m) the receipt by HILCO of any advice from professionals with respect to any of the foregoing.

Without limitation of the foregoing or any other provision of any Loan Document: (x) the Company agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by HILCO to be payable in connection with this Agreement or any other Loan Document, and the Company agrees to save HILCO harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Company agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Company fails to perform any covenant or agreement contained herein or in any other Loan Document, HILCO may itself perform or cause performance of such covenant or agreement, and the expenses of HILCO incurred in connection therewith shall be reimbursed on demand by the Company. If at any time the Expense Deposit paid to HILCO in accordance with Section 6.9 is, in the discretion of HILCO, insufficient to fund the fees and expenses incurred by HILCO in connection with the exercise of any of its rights under this Financing Agreement, the Company shall, within three (3) Business Days after HILCO’s request therefor, provide HILCO with an additional Expense Deposit.

Section 11. Issuance Of Equity Interests To HILCO

(a) Authorization and Issuance of Warrants On the Closing Date, the Company shall issue to HILCO one or more warrant certificates covering the purchase of shares of common stock of the Company substantially in the form of Exhibit B hereto (such certificates, together with the rights to purchase common stock of the Company provided thereby and all warrant certificates covering such stock issued upon transfer, division or combination of, or in substitution for, any thereof, being herein called the “Warrants”) in an amount equal to 189,640 shares of common stock of the Company. It is understood and agreed that the Warrants contain provisions affecting the number of shares of common stock of the Company that may be acquired, which provisions are set forth in the Warrants. Such Warrants will have an exercise price equal to an amount not greater than $.10 per share and will cease to be exercisable on a date that is the fifth anniversary of the Closing Date.

(b) HILCO represents and warrants to the Company that:

(i) HILCO is acquiring the Warrants hereunder for its own account, without a view to the distribution thereof, all without prejudice, however, to the right of HILCO at any time, in accordance with this Agreement, lawfully to sell or otherwise to dispose of all or any part of the Warrants or Warrant Stock held by it.

(ii) HILCO is an “accredited investor” within the meaning of Regulation D under the Securities Act.

(c) The Company represents and warrants to HILCO that:

(i) Assuming the truth and accuracy of HILCO’S representations and warranties contained in the immediately preceding paragraphs, the issuance of the Warrants to HILCO hereunder and the issuance of shares of common stock to HILCO pursuant to the Warrants are exempt from the registration and prospectus delivery requirements of the Securities Act.

(ii) All stock and securities of the Company heretofore issued and sold by the Company were, and all securities of the Company issued and sold by the Company on and after the date hereof are or will be issued and sold in accordance with, or are or will be exempt from, the registration and prospectus delivery requirements of the Securities Act.

(d) The Company agrees that neither it nor any Person acting on its behalf has offered or will offer the Warrants or Warrant Stock or any part thereof or any similar securities for issue or sale to, or has solicited or will solicit any offer to acquire any of the same from, any Person so as to bring the issuance and sale of the Warrants or Warrant Stock hereunder within the provisions of the registration and prospectus delivery requirements of the Securities Act.

(e) The Company shall pay all taxes (other than Federal, state or local income taxes) which may be payable in connection with the execution and delivery of this Agreement or the issuance of the Warrants or Warrant Stock hereunder or in connection with any modification of this Agreement or the Warrants and shall hold HILCO harmless without limitation as to time against any and all liabilities with respect to all such taxes. The obligations of the Company under this Section shall survive any redemption, repurchase or acquisition of Warrants or Warrant Stock by the Company, any termination of this Agreement, and any cancellation or termination of the Warrants.

11.2. If HILCO assigns or otherwise transfers all or any of its Loans (including by selling participations therein) to any Person, HILCO may request (upon 10 days’ prior notice to the Company) that (a) a number of Warrants held by HILCO be canceled on the date of such assignment and transfer and (b) a like number of Warrants be issued by the Company to the Person to whom such Loans are being assigned or otherwise transferred. Upon the date specified in such request:

(i) the Company shall issue, and HILCO shall surrender (or cause to be surrendered) for cancellation, such number of Warrants as aforesaid, provided that such issuance shall not violate the Securities Act or any applicable state securities laws;

(ii) the Company will deliver to each Person that receives a certificate for Warrants a favorable legal opinion from counsel to the Company acceptable to such Person, covering the matters set forth in the opinion of counsel to the Company and its subsidiaries (to the extent relating to the Warrants);

(iii) each Person that receives Warrants will deliver a certificate to the Company affirming the representations and warranties contained in this Section hereof as of such date; and

(b) the Company will deliver a certificate to each Person that receives Warrants affirming the representations and warranties contained in this Section hereof as of such date.

Section 12. Miscellaneous

12.1. The Company, to the extent permitted by law, hereby waives diligence, notice of intent to accelerate, notice of acceleration, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No delay or omission of HILCO to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by HILCO of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy. No waiver of any provision of this Agreement, and no consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by HILCO, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

12.2. This Financing Agreement and the Loan Documents executed and delivered in connection herewith constitute the entire agreement between the Company and HILCO; supersede any prior agreements; can be amended only by a writing signed by the Company and HILCO; and shall bind and benefit the Company and HILCO and their respective successors and assigns. The Company shall not Transfer any of its rights under this Agreement without the prior written consent of HILCO. HILCO shall have the right at any time to (a) assign or transfer to any Person all or a portion of its rights and obligations under this Financing Agreement and the other Loan Documents (including, without limitation, the Loan) and (b) pledge the Loan and all of its rights under this Financing Agreement and the other Loan Documents to its lenders in support of borrowings made by HILCO from such lenders, in each case without the consent of the Company.

12.3. In no event shall the Company, upon demand by HILCO for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, HILCO shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If HILCO ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such; and if principal is paid in full, any remaining excess shall be refunded to the Company. This paragraph shall control every other provision hereof, the Loan Documents and of any other agreement made in connection herewith. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Financing Agreement and the Loan Documents shall be governed by such new law insofar as it relates to the permissible rate of interest as of its effective date.

12.4. If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

12.5. THE COMPANY AND HILCO EACH HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS FINANCING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER. THE COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL HILCO BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

12.6. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (provided that, any electronic communications from the Company with respect to any request, transmission, document, electronic signature, electronic mail or facsimile transmission shall be deemed binding on the Company for purposes of this Financing Agreement, provided further that any such transmission shall not relieve the Company from any other obligation hereunder to communicate further in writing), and shall be deemed to have been validly served, given or delivered when hand delivered or sent by facsimile, or three days after deposit in the United State mails, with proper first class postage prepaid and addressed to the party to be notified or to such other address as any party hereto may designate for itself by like notice, as follows: (A) if to HILCO, at the address set forth in the preamble to this Agreement, to the Attention of: Portfolio Administrator, Fax No.: (847) 559-9330;

with a copy to :

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attn: Frederic L. Ragucci, Esq.

Fax No.: (212) 593-5955

(B) if to the Company at:

Cybex International, Inc.

10 Trotter Drive

Medway, Massachusetts 02053

Attn: Arthur Hicks

Fax No.: (508) 533-5799

With a courtesy copy of any material notice to the Company’s counsel at:

Archer & Greiner, PC

One Centennial Square

Haddenfield, New Jersey 08038

Attn: James H. Carll, Esq.

Fax No.: (856) 795-0574

provided, however, that the failure of HILCO to provide the Company’s counsel with a copy of such notice shall not invalidate any notice given to the Company and shall not give the Company any rights, claims or defenses due to the failure of HILCO to provide such additional notice.

12.7. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITH RESPECT TO CONTRACTS MADE AND INTENDED TO BE PERFORMED IN SUCH STATE AND WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.

12.8. In any situation as to which the consent or approval of HILCO is required hereunder or under any Loan Document, or as to which a determination or judgment is to be make by HILCO, HILCO may give or withhold such consent or approval, and may make such determination or judgment in its sole discretion and without giving any reason or explanation therefor unless otherwise expressly provided in this Agreement or such Loan Document.

12.9. HILCO shall be entitled to advertise the closing of the transactions contemplated by this Agreement in such trade publications, business journals, newspapers of general circulation and otherwise, as HILCO shall deem appropriate, including, without limitation, the publication of a tombstone announcing the closing of this transaction; provided, that HILCO shall obtain the prior written consent of the Company prior to disseminating any advertisement described in this Section 12.9 which consent shall not be unreasonably withheld.

12.10. The ownership of an interest in the Promissory Note shall be registered on a record of ownership maintained by the Company or its agent. Notwithstanding anything else in the Promissory Note to the contrary, the right to the principal of, and stated interest on, the Promissory Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. The Company shall be entitled to treat the registered holder of the Promissory Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in the Promissory Note on the part of any other person or entity.

12.11. This Financing Agreement may be executed in any number of counterparts (including, without limitation, by facsimile), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be effective, executed and accepted by their proper and duly authorized officers as of the date set forth above.

CYBEX INTERNATIONAL, INC.	HILCO CAPITAL LP

By: /s/ Arthur W. Hicks, Jr.	By: /s/ Eran Cohen
Title: Chief Financial Officer	Title: Vice-President

SCHEDULE 1 – COLLATERAL INFORMATION

CYBEX INTERNATIONAL, INC.
STATE INCORPORATION OR FORMATION:	New York
FEDERAL TAX I.D. NUMBER:	11-1731581
CHIEF EXECUTIVE OFFICE:	10 Trotter Drive, Medway MA 02053-2275
COLLATERAL LOCATIONS:	10 Trotter Drive, Medway MA 02053-2275 151 24th Avenue NW, Owatonna MN 55060-1099 728 N. Cedar Avenue, Owatonna MN 55060-1137

CYBEX CAPITAL CORPORATION
STATE OF INCORPORATION OR FORMATION:	New York
FEDERAL TAX I.D. NUMBER:	11-3135906
CHIEF EXECUTIVE OFFICE:	99 SW Wilshire, Suite 190, Portland OR 97225
COLLATERAL LOCATIONS:	99 SW Wilshire, Suite 190, Portland OR 97225

CYBEX INTERNATIONAL UK LIMITED
STATE OF INCORPORATION OR FORMATION:	England
FEDERAL TAX I.D. NUMBER:	N/A
CHIEF EXECUTIVE OFFICE:	10 North Parkway Close, Round Spinney, Northampton NN38RQ UK
COLLATERAL LOCATIONS:	10 North Parkway Close, Round Spinney, Northampton NN38RQ UK

TECTRIX FITNESS EQUIPMENT, INC.
STATE OF INCORPORATION OR FORMATION:	California
FEDERAL TAX I.D. NUMBER:	33-0338901
CHIEF EXECUTIVE OFFICE:	10 Trotter Drive, Medway MA 02053-2275
COLLATERAL LOCATIONS:	N/A DORMANT

CYBEX FITNESS GERATE VERTRIEBS GMBH
STATE OF INCORPORATION OR FORMATION:	Germany
FEDERAL TAX I.D. NUMBER:	N/A
CHIEF EXECUTIVE OFFICE:	N/A DORMANT
COLLATERAL LOCATIONS:	N/A DORMANT

Schedule 2

Litigation

Hot New Products, Inc. d/b/a Fitnesszone v. Trotter, Inc. and Cybex International, Inc., CV 98-JEO-1730-S, United States District Court for the Northern District of Alabama, Southern Division

Gary J. Colassi v. Cybex International, Inc., Civil Action 02-11909 RWZ, United States District Court for the District of Massachusetts.

Free Motion Fitness, Inc. f/k/a Ground Zero Design Corporation v. Cybex International, Inc., 1:01 CV00152 BSJ, United States District Court for the District of Utah.

Chris J. Creighton and Healthline, Inc. v. Cybex International, Inc., et. al., Case Number 788623, Superior Court of the State of California, Orange County.

Gene Kirilla, II, et al v. Cybex International, Inc., et al, Civil Division G.D. No. 1997 – 1725, Court of Common Pleas of Mercer County, Pennsylvania.

SCHEDULE #3

CYBEX INTERNATONAL, INC.

BENEFIT PLANS	PLANS

Medical	90/70 Blue Care Elect PPO 80/60 Blue Care Elect PPO Network Blue New England HMO

Fallon HMO
Vision

Dental	Delta Premier Plan

Continental Assurance Company	Group Life Insurance Supplemental Life Insurance Short Term Disability (Advice to Pay only)
Long Term Disability

Business Travel Accident Insurance

Flexible Spending Accounts	Healthcare Flexible Spending Dependent Care Spending

401 (K)	Cybex Savings and Investment Plan

Employee Assistance Programs

Group Home/Auto Discount Insurance (employee voluntary)

COBRA Administrator

Payroll Service

Workman’s Compensation Insurance

PROVIDER

Blue Cross Blue Shield of Massachusetts

Blue Cross Blue Shield of Massachusetts

Blue Cross Blue Shield of Massachusetts

Fallon Community Health Plan

Vision Service Plan

Delta Dental USA

AIG Life Insurance Company

Medical Claims Service

Fidelity Investments

Health Resources (Medway)

South Central Human Resources Center (Owatonna)

MetLife

Benefit Concepts Inc. of Rhode Island

ADP

Liberty Mutual Company

SCHEDULE 4

2003 EBITDA PROJECTIONS

2ND QUARTER 2003	$2,022,000

3RD QUARTER 2003	$2,222,000

4TH QUARTER 2003	$3,178,000

CUMULATIVE 9 MONTHS	$5,422,000

SCHEDULE 5

Related Party Payments

1. Compensation payable to John Aglialoro as an employee of Cybex International, Inc., as authorized from time to time by the independent Directors of Cybex International, Inc. Mr. Aglialoro’s current salary is at the rate of $360,000 per annum, subject to increase of up to 10% per year as authorized by the independent Directors of Cybex International, Inc. Any bonus payable to Mr. Aglialoro with respect to any year will be authorized by the independent Directors of Cybex International, Inc. and will not exceed 50% of approved salary.

2. Fees (not to exceed $200,000 per annum) payable to UM Holdings Ltd under Services Agreement pursuant to which services of Chief Financial Officer are provided.

3. Fees (not to exceed $100,000 per annum) payable to UM Holdings Ltd under Services Agreement pursuant to which services of General Counsel are provided.